Exhibit 1

March 31, 2009

To our Shareholders:

On behalf of our Board of Directors and management, I am pleased to invite you to the 2009 Annual Meeting of Shareholders of MI Developments Inc. to be held at Le Parc, 8432 Leslie Street, Thornhill, Ontario, Canada, at 10:30 a.m. (Toronto time) on Friday, May 8, 2009.

I hope you can attend but, in any case, your vote is important and your shares should be represented at the Meeting. If you are unable to attend, please complete, date and sign the enclosed proxy form, and return it in accordance with the instructions set out in the proxy form. Even if you plan to attend the Meeting, you may find it convenient to express your views in advance by completing and returning the proxy form. The Notice of Meeting, Management Information Circular/Proxy Statement and proxy form for our Class A Subordinate Voting Shares and Class B Shares are enclosed with this letter.

I look forward to seeing you at the Annual Meeting of Shareholders on May 8.

Yours truly,

DENNIS J. MILLS
Vice-Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting (the “Meeting”) of the Shareholders of MI Developments Inc. (the “Corporation”) will be held at Le Parc, 8432 Leslie Street, Thornhill, Ontario, Canada, on Friday, May 8, 2009, commencing at 10:30 a.m. (Toronto time) for the following purposes:

(a)                                  to receive and consider the Annual Report, including the Consolidated Financial Statements of the Corporation for the financial year ended December 31, 2008 and the Auditor’s Report thereon;

(b)                                 to elect directors;

(c)                                  to re-appoint the Auditor of the Corporation, based on the recommendation of the Audit Committee of the Board of Directors of the Corporation, and authorize the Audit Committee to fix the Auditor’s remuneration; and

(d)                                 to transact such further or other business or matters as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record at the close of business on March 31, 2009 will be entitled to notice of, to attend and to vote at, the Meeting or any adjournment(s) or postponement(s) thereof.

A Management Information Circular/Proxy Statement and a form of proxy are enclosed with this Notice of Annual Meeting of Shareholders. The Management Information Circular/Proxy Statement provides additional information concerning the matters to be dealt with at the Meeting. If you are unable to be present at the Meeting in person, please complete, date and sign the enclosed proxy and return it in the enclosed envelope provided for that purpose in accordance with the instructions set out in the section entitled “Appointment and Revocation of Proxies” of the enclosed Management Information Circular/Proxy Statement. To be effective, proxies must be received by 10:30 a.m. (Toronto time) on May 6, 2009, or on the second business day preceding the day of any adjournment(s) or postponement(s) of the Meeting, at one of the following locations: (a) Computershare Investor Services Inc., the Corporation’s registrar and transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, addressed to the Proxy Department; or (b) the principal executive offices of the Corporation at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9, addressed to the Secretary of the Corporation. Shareholders may elect to vote by use of the telephone or via the Internet in accordance with the instructions on the applicable form of proxy.

By order of the Board of Directors.

March 31, 2009 Aurora, Ontario	RICHARD J. CROFTS Executive Vice-President, Corporate Development, General Counsel and Secretary

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

This Management Information Circular/Proxy Statement (the “Circular”) is furnished to shareholders of MI Developments Inc. (the “Corporation” or “MID”) in connection with the solicitation by and on behalf of the management of the Corporation of proxies to be used at the Annual Meeting of Shareholders (the “Meeting”) of the Corporation to be held at Le Parc, 8432 Leslie Street, Thornhill, Ontario, Canada, on Friday, May 8, 2009, commencing at 10:30 a.m. (Toronto time), and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders (the “Notice”).

This Circular, the Notice and the accompanying form(s) of proxy are being mailed on or about April 9, 2009 to shareholders of the Corporation of record as of the close of business on March 31, 2009. The Corporation will bear all costs associated with the preparation and mailing of this Circular, the Notice and the accompanying form(s) of proxy, as well as the cost of the solicitation of proxies. The solicitation will be primarily by mail; however, officers and regular employees of the Corporation may also directly solicit proxies (but not for additional compensation) personally, by telephone, by facsimile or by other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so.

All amounts referred to in this Circular are presented in United States dollars, unless otherwise noted.

APPOINTMENT AND REVOCATION OF PROXIES

Registered Holders

The persons named in the accompanying form(s) of proxy are officers of the Corporation. A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) as nominee to attend and act for and on such shareholder’s behalf at the Meeting other than the management nominees named in the accompanying form(s) of proxy. This right may be exercised by inserting in the blank space the name of the person the shareholder wishes to appoint as proxyholder, or by completing, signing and submitting another proper form of proxy naming such person as proxyholder.

Shareholders desiring to be represented at the Meeting by proxy must deposit their forms of proxy at one of the following locations:

(a)                                  the offices of Computershare Investor Services Inc., our registrar and transfer agent (the “transfer agent”) at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, addressed to the Proxy Department; or

(b)                                 the principal executive offices of the Corporation at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9, addressed to the Secretary of the Corporation,

by 10:30 a.m. (Toronto time) on May 6, 2009 or on the second business day preceding the day of any adjournment(s) or postponement(s) of the Meeting, at which the proxy is to be used. A revocation of proxy may also be deposited with the Chairman of the Meeting on the day of the Meeting, or any adjournment(s) or postponement(s) thereof. If a shareholder who has completed a proxy attends the Meeting in person, any votes cast by such shareholder on a poll will be counted and the proxy will be disregarded.

Registered shareholders may also, rather than returning the proxy by mail or hand delivery, elect to vote by use of the telephone or the Internet. Those registered holders electing to vote by telephone require a touch-tone telephone to transmit their voting preferences. Registered holders electing to vote by telephone or via the Internet must follow the instructions included in the form(s) of proxy received from the Corporation.

Non-Registered Holders

Only registered holders and persons appointed as proxyholders are permitted to attend and vote at the Meeting. However, in many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)                                  in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of registered plans; or

(b)                                 in the name of a clearing agency (such as The Canadian Depository for Securities Limited and, in the United States, The Depository Trust Company) of which the intermediary is a participant.

The Notice, this Circular and the accompanying form(s) of proxy or voting information form (“VIF”) (collectively, the “meeting materials”) are being sent to both registered and non-registered owners of Class A Subordinate Voting Shares and Class B Shares. In accordance with National Instrument 54-101 — Communication with Beneficial Owners of Securities of Reporting Issuers, the Corporation is delivering the meeting materials directly to those of its Non-Registered Holders who do not object to ownership information about them being disclosed to the Corporation (called “NOBOs” for Non-Objecting Beneficial Owners).

If you are a Non-Registered Holder, and the Corporation or the transfer agent has sent these materials directly to you, your name and address and information about your holdings of Class A Subordinate Voting Shares and/or Class B Shares have been obtained in accordance with applicable securities legislation from the intermediary holding such shares on your behalf. By choosing to send the meeting materials to you directly, the Corporation has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. As a result, NOBOs can expect to receive a scannable VIF from our transfer agent. These VIFs are to be completed and returned by the designated time to the transfer agent in the envelope provided or by facsimile. In addition, the transfer agent provides both telephone voting and Internet voting as described on the VIF, which contains complete instructions. The transfer agent will tabulate the results of the VIFs received from NOBOs and will provide appropriate instructions at the Meeting with respect to the shares represented by the VIFs that the transfer agent receives.

If you are a Non-Registered Holder and have not received the meeting materials directly from the Corporation or the transfer agent, you should follow the instructions received from the intermediary through which your shares are held. Intermediaries often use service companies to forward the meeting materials to Non-Registered Holders. Generally, Non-Registered Holders will either:

(a)                                  be given a VIF, which must be completed and signed by the Non-Registered Holder in accordance with the directions set out on the VIF (which may, in some cases, allow for voting by telephone or Internet); or

(b)                                 less typically, be given a proxy that has already been signed by the intermediary (usually by way of a facsimile, stamped signature), that is restricted as to the number of shares beneficially owned by the Non-Registered Holder, but that is otherwise not fully completed. In this case, the Non-Registered Holder who wishes to submit the proxy should otherwise properly complete and deposit it with Computershare Investor Services Inc., as described above. This proxy need not be signed by the Non-Registered Holder.

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders that wish to vote in person at the Meeting must insert their name in the space provided on the form of proxy or VIF and adhere to the signing and return instructions provided on the form.

Revocation

A registered shareholder and a Non-Registered Holder who has received the meeting materials directly from the Corporation or the transfer agent may revoke a VIF or proxy that has already been deposited by:

(a)                                  completing and signing a proxy or a VIF bearing a later date and depositing it with the Corporation or Computershare Investor Services Inc. as described under “— Registered Holders” above;

(b)                                 depositing an instrument in writing executed by the holder or by the holder’s attorney authorized in writing: (i) at the Corporation’s registered office at any time up to and including the last business day preceding the day of the Meeting, or any adjournment(s) or postponement(s) of the Meeting, at which the proxy is to be used, or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment(s) or postponement(s) of the Meeting; or

(c)                                  in any other manner permitted by law.

A Non-Registered Holder who has not received the meeting materials directly from the Corporation or the transfer agent may revoke a VIF or proxy that has been given to an intermediary at any time by written notice to the intermediary or to the service company that the intermediary uses, except that the intermediary is not required to act on a revocation of a VIF or proxy that is not received by such intermediary at least seven days prior to the Meeting.

VOTING OF PROXIES

The shares represented by any valid proxy in favour of the management nominees named in the accompanying form(s) of proxy will be voted for or against or withheld from voting on the election of directors, the re-appointment of the Auditor, based on the recommendation of the Audit Committee of the Board of Directors of the Corporation (the “Board”), and the authorization of the Audit Committee of the Board to fix the remuneration of the Auditor, in accordance with any specific instructions made by a shareholder on the form(s) of proxy. In the absence of any such specific instructions, such shares will be voted by the designated management representatives FOR the election as directors of the management nominees named in this Circular and FOR the re-appointment of Ernst & Young LLP as Auditor and the authorization of the Audit Committee to fix the Auditor’s remuneration.

The accompanying form(s) of proxy confers discretionary authority upon the persons named therein with respect to any amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. As of the date of this Circular, the Corporation is not aware of any such amendments or variations or any other matters to be addressed at the Meeting.

RECORD DATE

The Board has fixed the close of business on March 31, 2009 as the record date (the “Record Date”) for the Meeting. Only holders of record of Class A Subordinate Voting Shares and Class B Shares at the close of business on the Record Date are entitled to receive notice of and to attend and vote at the Meeting, except that: (i) in accordance with applicable law, a transferee of Class A Subordinate Voting Shares or Class B Shares acquired after the Record Date shall be entitled to vote at the Meeting if such transferee produces properly endorsed share certificates or otherwise establishes ownership of such shares and has demanded in writing, not later than ten days before the day of the Meeting or any adjournment(s) or postponement(s) thereof, that the name of such transferee be included on the list of shareholders entitled to vote at the Meeting; and (ii) a holder of Class A Subordinate Voting Shares issued by the Corporation after the Record Date in connection with the exercise of stock options or conversion rights to acquire such shares shall be entitled to vote at the Meeting in person or by proxy if such holder establishes ownership of such shares to the satisfaction of the Secretary of the Corporation or the Chairman of the Meeting prior to the Meeting or any adjournment(s) or postponement(s) thereof.

VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS

As at March 31, 2009, there were issued and outstanding 46,160,564 Class A Subordinate Voting Shares. Holders of Class A Subordinate Voting Shares are entitled to cast one vote per Class A Subordinate Voting Share held by them on each matter to be acted on at the Meeting.

As at March 31, 2009 there were issued and outstanding 547,413 Class B Shares. Holders of Class B Shares are entitled to cast 500 votes per Class B Share held by them on each matter to be acted on at the Meeting. Holders of Class B Shares are entitled, at any time and from time to time, to convert each Class B Share into a Class A Subordinate Voting Share on a one-for-one basis.

As at March 31, 2009 the votes attached to our Class A Subordinate Voting Shares represented approximately 14.4% of the aggregate voting rights attached to our securities.

Under applicable Canadian law, an offer to purchase Class B Shares would not necessarily result in an offer to purchase Class A Subordinate Voting Shares. Accordingly, the Corporation’s articles of amalgamation provide that the Class A Subordinate Voting Shares are convertible into Class B Shares on a one-for-one basis, at the option of the holder, upon an offer being made for the Class B Shares where:

(1)                                  by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of Class B Shares; and

(2)                                  no equivalent offer is made for the Class A Subordinate Voting Shares;

for the purpose of allowing the holders of the Class A Subordinate Voting Shares to tender into such offer.

The following table sets forth information with respect to the only shareholders known to the directors or officers of the Corporation as at March 31, 2009 to own beneficially, directly or indirectly, or exercise control or direction over, more than 10% of the issued and outstanding Class A Subordinate Voting Shares or Class B Shares of the Corporation:

	Class of Shares	Number of Shares	Percentage of Class
Mackenzie Financial Corporation(1)	Class A	9,174,940	19.9%
Hotchkis and Wiley Capital Management, LLC(2)	Class A	5,305,000	11.5%
Greenlight Capital, Inc.(3)	Class A	5,387,535	11.7%
Donald Smith & Co., Inc.(4)	Class A	4,615,900	10.0%
Stronach Trust(5)	Class B	363,414	66.4%
Magna Deferred Profit Sharing Plan (Canada)	Class B	55,797	10.2%

Notes:

(1)                                  Based on documents filed with the United States Securities and Exchange Commission (the “SEC”) dated March 11, 2009.

(2)                                  Based on documents filed with the SEC dated March 5, 2009.

(3)                                  Based on documents filed with the SEC dated February 10, 2009.

(4)                                  Based on documents filed with the SEC dated February 11, 2009.

(5)                                  These Class B Shares are held by 445327 Ontario Limited, over 99.9% of whose voting securities are directly owned by the Stronach Trust. Mr. Frank Stronach, Chairman of the Corporation, Magna International Inc. (“Magna”) and Magna Entertainment Corp. (“MEC”), and three other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for all purposes other than for U.S. securities law purposes. Taking into account the shares directly or indirectly owned by, or over which direct or indirect control or direction is exercised by, the Stronach Trust and certain acquisition corporations and estate planning vehicles, associates of Mr. Stronach control approximately 67.1% of the votes carried by MID’s outstanding Class B Shares and Class A Subordinate Voting Shares. For more information relating to the shareholdings of the associates of Mr. Stronach, including the Stronach Trust, please refer to the table and footnote 1 under the heading “Board of Directors” below.

The Corporation has been advised that the associates of Mr. Stronach, including the Stronach Trust, intend to vote their Class A Subordinate Voting Shares and Class B Shares for the election of the management nominees named in this Circular as directors of the Corporation and for the re-appointment of Ernst & Young LLP as Auditor and the authorization of the Audit Committee of the Board of Directors to fix the Auditors’ remuneration.

ANNUAL MEETING MATTERS

FINANCIAL STATEMENTS AND AUDITOR’S REPORT

Management, on behalf of the Board, will submit to the shareholders at the Meeting the Consolidated Financial Statements of the Corporation for the financial year ended December 31, 2008 and the Auditors’ Report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken. The Consolidated Financial Statements and Auditors’ Report are included in the Corporation’s 2008 Annual Report, which is available on the Corporation’s website at www.midevelopments.com.

RE-APPOINTMENT OF AUDITOR

At the Meeting, the shareholders will be asked to re-appoint Ernst & Young LLP as the Auditor of the Corporation, based on the recommendation of the Audit Committee and the Board. Ernst & Young LLP has been the Auditor of the Corporation since the Corporation’s spin-out as a public company from Magna on August 29, 2003. The persons named in the accompanying forms of proxy will, in the case of a ballot and in the absence of specifications or instructions to withhold from voting on the form of proxy, vote for the re-appointment of Ernst & Young LLP as the Auditor of the Corporation to hold office until the next annual meeting of shareholders of the Corporation and to authorize the Audit Committee to fix the Auditors’ remuneration.

Representatives of Ernst & Young LLP are expected to attend the Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

BOARD OF DIRECTORS

Election of Directors

Under the Articles of the Corporation, the Board is to consist of a minimum of three and a maximum of 15 directors. The Amalgamation Agreement dated August 29, 2003, by which the Corporation was formed, authorized the directors to determine the number of directors of the Corporation from time to time. Pursuant to that authorization, eight persons are being nominated at this time. The term of office of each currently-serving director expires at the time of the Meeting unless successors are not elected, in which case the directors remain in office until their successors are elected or appointed in accordance with applicable law and the Corporation’s by-laws.

Management proposes to nominate, and the persons named in the accompanying form(s) of proxy will vote for (in the absence of specifications or instructions to withhold from voting on the proxy) the election of the eight persons whose names are set forth below, all of whom are now and have been directors for the periods indicated, but will not vote for a greater number of persons than the number of nominees named in the form of proxy. Management does not contemplate that any of the nominees will be unable to serve as a director. If, as a result of circumstances not now contemplated, any nominee is unavailable to serve as a director, the proxy will be voted for the election of such other person or persons as management may select. Each director elected will hold office until the next annual meeting of shareholders of the Corporation, or until his/her respective successor is elected or appointed in accordance with applicable law and the Corporation’s by-laws.

The following table sets forth information with respect to each of the eight management nominees for director, including the number of securities of MID and MEC beneficially owned, directly or indirectly, or over which control or direction is exercised by each such nominee, as at March 31, 2009. The number of deferred share units held by each applicable director is as of December 31, 2008.*

Frank Stronach, 76 Oberwaltersdorf, Austria

Mr. Stronach is the founder and Chairman of Magna, the most diversified automotive components supplier in the world. Mr. Stronach was born in Weiz, Austria and immigrated to Canada in 1954 with a working background in tool and machine engineering. In 1957, he formed a tool and die company in Toronto, Multimatic Investments Limited, which subsequently expanded into the production of automotive components. In 1969, Multimatic Investments Limited merged with Magna Electronics Corporation Limited (which ultimately became Magna International Inc.), with Mr. Stronach as one of the controlling shareholders. Under Mr. Stronach’s leadership, Magna launched a major North American expansion in the mid to late 1980s and a major global expansion in the early 1990s, which saw Magna broaden its base of operations in Europe, Asia and South America. In 1999, Mr. Stronach became the founder and Chairman of MEC and is also MEC’s Chief Executive Officer. Mr. Stronach is a leading owner of thoroughbred racehorses in North America. He has served on numerous corporate, government and university boards and has provided assistance to a wide range of charitable and community service organizations. Mr. Stronach is the recipient of numerous honourary degrees and awards, including induction into the Canadian Business Hall of Fame.

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
August 29, 2003	Board (Chairman)	19 of 29	Class A Subordinate Voting Shares	50,650(1)
			Class B Shares	429,284(1)

Independent Director	Other Public Boards/Committees		MEC Securities Owned, Controlled or Directed
No	Magna International Inc.	Since 1968	Class A Shares	219,033(2)
	Magna Entertainment Corp.	Since 2001	Class B Shares	2,923,302(3)
			Stock Options	50,000(4)

Dennis J. Mills, 62 Ontario, Canada

Mr. Mills was appointed our Interim Chief Executive Officer on August 14, 2008, and was appointed Chief Executive Officer on October 22, 2008. Mr. Mills served as Vice-President of Magna from 1984 to 1987 and as MEC’s Vice-Chairman from November 2004 until August 2007. Previously, Mr. Mills served as a Member of Parliament in Canada’s federal parliament from 1988 to 2004. While a Member of Parliament, Mr. Mills was Parliamentary Secretary to the Minister of Industry from 1993 to 1996, the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995 and the Chair of the Committee studying the Industry of sport in Canada. Mr. Mills was the Senior Policy Advisor to the Cabinet Committee on Communications (1980-1984), Advisor to the Minister of Energy (1980-1981), Senior Advisor to the Minister of Multiculturalism (1980), and Senior Communications Advisor to the Prime Minister of Canada, The Right Honourable Pierre Elliott Trudeau (1980-1984).

Director Since	Board & Committees	2008 Attendance
August 30, 2004	Board (Vice-Chairman)	26 of 29

Independent Director	Other Public Boards/Committees
No	Zongshen PEM Power Systems Inc.	Since 2008

Senator Rod A. A. Zimmer, 66 Manitoba, Canada Lead Director

Senator Zimmer has been a member of the Senate of Canada since August 2005 and currently serves on the standing committees for National Security and Defence and for Transportation and Communications. Since 1993, he has been the President of The Gatehouse Corporation. From 1995 to 1998, he served as Vice-President (Festivals) for the Pan American Games Society Inc. From 1986 to 1993, he was the Vice-President of Marketing and Communications and then the Executive Vice-President for the Manitoba Lotteries Foundation and was also the Director of Project Management for the Canadian Sports Pool Corporation in Ottawa in 1984. From 1979 to 1984, he was Vice-President of Corporate Communications for CanWest Capital Corporation. As a philanthropist, he serves as a member of the boards of directors for the following organizations: Canadian Paralympic Foundation, Gold Medal Plates (2010 Olympics and Paralympics), Royal Winnipeg Ballet, the Burton Cummings Theatre, the Millennium Centre, Canadian Unity Council (Manitoba), and the Belinda Stronach Foundation. He also serves on the Honourary Council of the Royal Winnipeg Ballet, as a member of the Board of the Canadian Paralympic Foundation, and as Canadian Paralympic Foundation Liaison Director to the board of directors of the Canadian Paralympic Committee. He was awarded the 125th Anniversary of the Confederation of Canada Medal in 1992 and the Queen Elizabeth II Golden Jubilee Medal in 2002.

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
March 27, 2008	Board	18 of 20	Deferred Share Units(6)	3,922

Independent Director	Audit(5)	1 of 1
Yes	Special	6 of 6

*                 Three current members of the Board, Messrs. Byrd, Fricke and Whiteside, are not standing for reelection at the Annual Meeting.

Franz Deutsch, 67 Vienna, Austria

Mr. Deutsch is currently the President of the Austrian Canadian Business Club and has extensive operating, manufacturing, distribution and brand management experience on a global scale. From 1981 to 1998, he was the Chairman of the Board and an Equity Partner in HTM Sports Company, a global sporting goods company whose brands included Head, Tyrolia and Mares. He also previously served as the President of AMF Roadmaster and the Executive Vice President, Marketing of Stelber Industries Inc.

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
October 22, 2008	Board	7 of 7	Deferred Share Units(6)	4,735
	Audit (Chairman)	1 of 1
	Special (Chairman)	6 of 6

Independent Director
Yes

Benjamin J. Hutzel, 66 Ontario, Canada

Mr. Hutzel is a retired partner at Bennett Jones LLP where he had an extensive national and international legal practice specializing in financings, acquisitions and divestitures and joint venture structuring. Mr. Hutzel is a Director and Chairman of the Audit Committee of the Woodbine Entertainment Group and was recently a Director of the Greater Toronto Airports Authority (where he also acted as Chairman of the Compensation and Corporate Governance Committee and as a member of the Audit Committee).

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
October 22, 2008	Board	7 of 7	Deferred Share Units(6)	1,206
	Corporate Governance
	& Compensation	1 of 1

Independent Director
Yes

Manfred Jakszus, 64 Hinterbruehl, Austria

Mr. Jakszus is an independent investor and developer of real estate projects in Austria. Between 1980 and 1990, he held the position of head of facility management at Austrian Central Bank. Mr. Jakszus co-founded IG-Immobilien, the Austrian Central Bank’s real estate subsidiary, in 1991. As managing director of IG-Immobilien from 1991 until 2002, Mr. Jakszus established administration, facilities management and real estate development departments. He also acted as chief executive officer of two real estate companies in Brussels and Amsterdam in the 1990s and has been involved in the development and renting of industrial real estate and shopping malls. Mr. Jakszus retired as managing director of IG-Immobilien in 2002.

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
August 29, 2003	Board	27 of 29	Deferred Share Units(6)	20,289
	Audit	1 of 1	Stock Options(7)	10,000
	Corporate Governance
	& Compensation	10 of 11

Independent Director	Special	40 of 41
Yes

Heribert Polzl, 61 Ontario, Canada

Mr. Polzl is a real estate developer specializing in commercial and industrial properties. His companies provide a wide range of services and experience in development, construction management, property management and real estate brokerage. Mr. Polzl immigrated to Canada in 1969 with a degree in civil engineering from Austria.

Director Since	Board & Committees	2008 Attendance	MID Securities Owned, Controlled or Directed
May 7, 2008	Board	14 of 17	Deferred Share Units(6)	1,508

Independent Director
Yes

Lorne Weiss, 49 Ontario, Canada

Mr. Weiss, a Certified Financial Planner, is a Wealth Advisor and Associate Director, Wealth Management at ScotiaMcLeod. Previously, he was a Vice-President, investment advisor and branch manager at CIBC Wood Gundy. Mr. Weiss currently is part-time coordinator of the Financial Planning Program at Seneca College (FCET), where he has been an instructor since 1998. Mr. Weiss has served as a member of the Board of the Reena Foundation since 2002 and is currently the Chair of its Investment Committee.

Director Since	Board & Committees	2008 Attendance	MEC Securities Owned, Controlled or Directed
December 5, 2008	Board	N/A	Class A Shares	1,055
	Audit	N/A

Independent Director
Yes

Notes:

(1)

865714 Ontario Inc. (“865714”) was incorporated by Magna to provide a continuing separate vehicle for the acquisition of shares of Magna and the sale thereof to members of management of Magna. Pursuant to a unanimous shareholder agreement, Magna (which, as noted below, may be considered to be jointly controlled by the Stronach Trust and another entity for as long as the governance arrangements remain in place between them) has the right to direct 865714 with regard to disposing of any shares held by 865714. Mr. Stronach was not and is not a shareholder of 865714. As a result of the spin-out of the Corporation from Magna, 865714 holds 45,870 Class B Shares, representing approximately 7.2% of the votes carried by the outstanding Class B Shares and Class A Subordinate Voting Shares.

Fair Enterprise Limited (“Fair Enterprise”) owns directly 50,000 Class A Subordinate Voting Shares and 20,000 Class B Shares, which collectively represent approximately 3.1% of the votes carried by outstanding Class B Shares and Class A Subordinate Voting Shares. All of the shares of Fair Enterprise are held by an estate planning vehicle for the Stronach family. The members of the family of Mr. Stronach are, under certain circumstances, among the class of possible indirect beneficiaries under this vehicle. Mr. Stronach disclaims beneficial ownership of the Class B Shares and the Class A Subordinate Voting Shares of MID held by Fair Enterprise. However, for U.S. securities law purposes, he may be considered to share control or direction over such shares.

445327 Ontario Limited owns directly 363,414 Class B Shares, representing approximately 56.8% of the votes carried by the outstanding Class B Shares and Class A Subordinate Voting Shares. Over 99.9% of the voting securities of 445327 Ontario Limited are owned by the Stronach Trust. Mr. Stronach is the exclusive representative for voting the shares of MID held by 445327 Ontario Limited solely in the manner directed by the Stronach Trust. Mr. Stronach and three other members of his family are the trustees of the Stronach Trust. Mr. Stronach is also one of the members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for all purposes other than for U.S. securities law purposes.

Elfriede Stronach, the spouse of Mr. Stronach, owns 650 Class A Subordinate Voting Shares. Mr. Stronach disclaims beneficial ownership of such shares for purposes other than for U.S. securities law purposes

Taking into account the shares directly or indirectly owned by, or over which direct or indirect control or direction is exercised by, Elfriede Stronach, the Stronach Trust, 865714 and Fair Enterprise, associates of Mr. Stronach control approximately 67.1% of the votes carried by the outstanding Class B Shares and Class A Subordinate Voting Shares.

(2)

218,116 shares of Class A Subordinate Voting Stock of MEC are owned directly by the Corporation, which in turn is controlled by the Stronach Trust, an associate of Mr. Stronach. This figure excludes the 2,923,302 shares of Class A Subordinate Voting Stock of MEC issuable on conversion by the Corporation of its 2,923,302 directly or indirectly owned shares of Class B Stock of MEC.

865714, whose relationship with Mr. Stronach is described above, owns 917 shares of Class A Subordinate Voting Stock of MEC.

(3)	The Corporation directly or indirectly owns 2,923,302 shares of the Class B Stock of MEC, which is 100% of the outstanding Class B Stock of MEC.

(4)	Mr. Stronach holds personally the right to acquire 50,000 shares of Class A Subordinate Voting Stock of MEC issuable upon the exercise of stock options.

(5)	Senator Zimmer resigned from the Audit Committee when Mr. Weiss joined the Board and became a member of the Audit Committee.

(6)	Deferred Share Units are issued under the Corporation’s Non-Employee Director Share-Based Compensation Plan. See “Executive Compensation — Director’s Compensation” for details.

(7)

On September 16, 2003, Mr. Jakszus was granted options to acquire 10,000 Class A Subordinate Voting Shares in his capacity as a director of the Corporation under the Corporation’s Stock Option Plan (as defined below). Such options were granted for a term of 10 years ending September 16, 2013, at an exercise price of Cdn.$31.85 and vested as to 20% on the date of grant (September 16, 2003) with another 20% vesting on each of September 16, 2004, 2005, 2006 and 2007. It is expected that each of Messrs. Deutsch, Hutzel, Polzl and Weiss and Senator Zimmer will be granted options to acquire 10,000 Class A Subordinate Voting Shares in their capacities as directors of the Corporation at the appropriate time subsequent to the Meeting.

All of the current directors other than Messrs. Deutsch, Hutzel and Weiss were elected to their present terms of office by the shareholders of the Corporation at the last annual meeting held on May 7, 2008. Messrs. Deutsch and Hutzel were appointed to the Board on October 22, 2008. Mr. Weiss was appointed to the Board on December 5, 2008. Each director’s principal occupations for the preceding five years are listed in the biographies above.

There are no contracts, arrangements or understandings between any management nominee and any other person (other than the directors and officers of the Corporation acting solely in such capacity) pursuant to which any nominee has been or is to be elected as a director.

As of March 31, 2009, all directors and officers of the Corporation as a group (16 persons) beneficially owned, or controlled or directed, directly or indirectly, 72,351 Class A Subordinate Voting Shares, or approximately 0.16% of the class, and 429,284 Class B Shares, or approximately 78.4% of the class. See also “Voting Securities and Their Principal Holders” above.

Board

In general, the Board is responsible for the stewardship of the Corporation and the establishment of the Corporation’s strategic direction. The Board oversees the business and affairs of the Corporation and the day to day conduct of business by executive management, establishes and approves overall corporate policies as required and involves itself jointly with management in ensuring the creation of shareholder value and the preservation and protection of the Corporation’s assets. The Board operates pursuant to its written charter (the full text of which is posted on the Corporation’s website, www.midevelopments.com, and attached as Exhibit A hereto), as well as the Corporation’s by-laws and applicable law. According to its charter, the Board bears principal responsibility for, among other things:

•                  satisfying itself as to the integrity of the Corporation’s management and the creation of a culture of integrity throughout the Corporation;

•                  adopting a strategic planning process in which future trends, opportunities and risks over a two to seven year horizon are identified and addressed;

•                  identifying the principal business risks faced by the Corporation and ensuring the implementation of appropriate systems to manage those risks; and

•                  ensuring that the Corporation maintains a program to effectively communicate with its stakeholders, including shareholders, employees and the general public.

The Board acts through regularly scheduled Board meetings, which are held on a quarterly basis, with additional meetings scheduled when required. In addition, a separate strategic planning meeting is held each year and there is continued communication between senior management and Board members between meetings both on an informal basis and through Committee meetings. During fiscal 2008, there were 29 meetings of the Board.

Board Committees

To assist in the discharge of its responsibilities, the Board has established three committees: the Audit Committee, the Corporate Governance and Compensation Committee, and the Special Committee. The Corporation does not have an Executive Committee. The Board may establish other committees from time to time as circumstances require.

The Special Committee is composed entirely of directors who are “independent” of MID management according to the applicable provisions of National Policy 58-201 — Corporate Governance Guidelines (“National Policy 58-201”) and the corporate governance standards of the New York Stock Exchange (the “NYSE”) applicable to boards of directors and their committees. The Board has also determined that the Special Committee members are independent of MEC, Magna and the Corporation’s controlling shareholder. The Special Committee is mandated to review and make recommendations on material related party transactions (and policies concerning material related party transactions), including those with Magna and its subsidiaries and those with the Corporation’s subsidiary, MEC.

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

Audit Committee

The Audit Committee was formed on September 16, 2003 and is currently composed of Messrs. Deutsch (Chairman), Jakszus and Weiss, all of whom are considered by the Board to be “independent” according to the provisions of Multilateral Instrument 52-110 — Audit Committees (“MI 52-110”) and the applicable NYSE corporate governance standards. The Board has also determined that Mr. Deutsch, the Chairman of the Audit Committee, is a “financial expert” within the meaning of the rules of the SEC under the Sarbanes-Oxley Act of 2002 and that all members of the Audit Committee are financially literate, as such term is defined in MI 52-110. Messrs. Barnett and Davis served as members of the Audit Committee until their respective resignations on September 29, 2008 and October 22, 2008, and Mr. Fricke served on the Audit Committee until October 22, 2008. On October 22, 2008, the Audit Committee was reconstituted to include Messrs. Deutsch and Jakszus and Senator Zimmer. When Mr. Weiss joined the Board on December 5, 2008, he replaced Senator Zimmer as a member of the Audit Committee.

The Audit Committee operates pursuant to its written charter, as well as the Corporation’s by-laws and applicable law. The full text of the Audit Committee Charter is posted on the Corporation’s website, www.midevelopments.com, and is attached as an appendix to the Corporation’s Annual Information Form dated March 31, 2009. In accordance with its charter, the Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities to the Corporation’s shareholders with respect to the integrity of the Corporation’s financial statements and reports and financial reporting process. Specific responsibilities include:

•                  reviewing and recommending to the Board approval of the Corporation’s interim and annual financial statements and management’s discussion and analysis of results of operation and financial condition related thereto;

•                  being directly responsible for the appointment, compensation, retention and oversight of the work of the external independent Auditor;

•                  pre-approving, or establishing procedures and policies for the pre-approval of, the engagement and compensation of the external independent Auditor in respect of the provision of (i) all audit, audit-related, review or attest engagements required by applicable law and (ii) all non-audit services permitted to be provided by the external independent Auditor;

•                  evaluating the performance, quality control procedures and efficiency of the external independent Auditor in carrying out its responsibilities;

•                  satisfying itself that management has established and is maintaining an adequate and effective system of internal financial and accounting controls and is responding on a timely basis to any significant weaknesses which have been identified;

•                  establishing procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls, and auditing matters, and (ii) the confidential, anonymous submission of complaints by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

•                  reviewing any issues raised by regulators or governmental agencies and any employee complaints (including those that originate through the Corporation’s system for the reporting of activities of concern relating to accounting and auditing matters) or published reports which raise material issues regarding the Corporation’s financial statements or accounting or auditing issues;

•                  reviewing, on behalf of the Board, any actual or potential illegal, improper or fraudulent behaviour which may have a negative effect on the integrity or reputation of the Corporation;

•                  reviewing all material off-balance sheet transactions and the related accounting presentation and disclosure;

•                  reviewing all public disclosure documents of the Corporation containing financial information of the Corporation prior to its release; and

•                  preparing the Audit Committee report in this Circular.

The Audit Committee is also responsible for annually reviewing its charter and recommending any amendments to the Board.

The Audit Committee is empowered to retain outside legal and other experts at the expense of the Corporation where reasonably required to assist and advise the Audit Committee in carrying out its duties and responsibilities.

The Audit Committee met five times during the financial year ended December 31, 2008 with management, representatives of the Auditor and representatives of the Corporation’s Finance Department, both together and separately in each case.

Additional information on the Corporation’s Audit Committee and its members is contained in the Corporation’s Annual Information Form dated March 31, 2009. Specifically, please refer to the sections in the Annual Information Form entitled “Directors and Officers; Audit Committee — Audit Committee” and “Directors and Officers; Audit Committee — Audit Fees” for further information on the Audit Committee and the independent auditor.

Audit Committee Report

In connection with the Consolidated Financial Statements for the financial year ended December 31, 2008, the Audit Committee has (1) reviewed and discussed the audited Consolidated Financial Statements with senior management, (2) discussed with the Auditor the matters required to be communicated by the Auditor as per Canadian Institute of Chartered Accountants Handbook Section 5751 (“Section 5751”), the U.S. Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and SEC rules, (3) received and reviewed with the Auditor the written disclosures and related letter from the Auditor required by Section 5751 and U.S. Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with the Auditor the independence of the Auditor as auditor of the Corporation and (4) reviewed with the Auditor its Audit Report on the Consolidated Financial Statements.

Management is responsible for the Corporation’s internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit on the Corporation’s consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes in accordance with its charter.

Based on these reviews and discussions and a review of the Audit Report, on March 26, 2009, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited Consolidated Financial Statements in the Corporation’s Annual Report, and other forms and reports required to be filed with the applicable Canadian securities commissions, the SEC and applicable stock exchanges in respect of the financial year ended December 31, 2008.

The foregoing report is dated as of March 26, 2009 and is submitted by the Audit Committee of the Board:

Franz Deutsch (Chairman)	Manfred Jakszus	Lorne Weiss

CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

The Corporate Governance and Compensation Committee was formed on September 16, 2003. It is composed of Messrs. Whiteside (Chairman), Hutzel and Jakszus, all of whom are considered by the Board to be “independent” under the applicable provisions of National Policy 58-201 and the NYSE corporate governance standards applicable to corporate governance committees. Mr. Davis served as a member of the Corporate Governance and Compensation Committee until he resigned from the Board on October 22, 2008, at which time he was replaced on the Committee by Mr. Hutzel. Given that Mr. Whiteside is not standing for reelection at the Annual Meeting, the composition of the Corporate Governance and Compensation Committee will be reviewed following the Annual Meeting.

The Corporate Governance and Compensation Committee operates pursuant to its written charter (the full text of which is available at www.midevelopments.com), as well as the Corporation’s by-laws and applicable law. The Committee meets as required to review and make recommendations to the Board on the compensation of, and material contractual matters involving, the Chairman, directors, the Chief Executive Officer and other members of senior management. In accordance with its charter, the Corporate Governance and Compensation Committee’s purpose is to:

•                  develop the Corporation’s system of and overall approach to corporate governance generally, monitor compliance with applicable corporate governance requirements, assess the Board’s effectiveness in governance matters and make recommendations to the Board with respect to corporate governance of the Corporation as a whole, including without limitation:

•	the stewardship of the Board in respect of management of the Corporation;

•	Board size and composition (including director nomination guidelines);

•	director remuneration; and

•	such processes and procedures as may be reasonably necessary to allow the Board to function independently of management;

•                  generally review and make recommendations to the Board with respect to all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the Chief Executive Officer and other senior officers of the Corporation;

•                  review and make recommendations to the Board regarding incentive compensation and equity based plans generally;

•                  administer those functions delegated to such Committee pursuant to the Stock Option Plan or any successor or replacement plan; and

•                  generally review and make recommendations to the Board with respect to succession planning for the Chief Executive Officer and for the members of the Corporation’s senior management other than the Chief Executive Officer.

Specific responsibilities of the Corporate Governance and Compensation Committee include the review and approval of the disclosure relating to the compensation of directors and officers of the Corporation contained in this Circular (and, if applicable, in other documents prior to their distribution to the Corporation’s shareholders), and preparation of the Compensation Discussion and Analysis contained herein. See “Executive Compensation — Compensation Discussion and Analysis” below. In addition, the Corporate Governance and Compensation Committee is responsible for periodically reviewing the mandates or written charters of all the Board committees, including its own, and recommending any amendments necessary or advisable to reflect the Corporation’s system of, and overall approach to, corporate governance.

The Corporate Governance and Compensation Committee is empowered to retain outside legal and other experts at the expense of the Corporation where reasonably required to assist and advise the Committee in carrying out the Committee’s duties and responsibilities.

The Corporate Governance and Compensation Committee met 11 times in 2008.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes and explains all significant elements of compensation for the financial year ended December 31, 2008 awarded to, earned by, paid to, or payable to (i) MID’s Chief Executive Officer (“CEO”), Chief Financial Officer and each of the next three most highly compensated executive officers of MID on an annualized basis, including the Chairman of the Board and (ii) MID’s former Chief Executive Officer (collectively, the “Named Executive Officers”).

Objectives of Compensation Philosophy

The Corporation has a relatively straight-forward compensation structure, which is based on the compensation structure of Magna International Inc., the Corporation’s former parent company. The objectives of MID’s compensation philosophy are to foster the unique entrepreneurial corporate culture created by Mr. Frank Stronach, the Chairman and founder of both the Corporation and Magna, and to attract, retain and motivate skilled, entrepreneurial senior managers of the highest integrity. Further, the Corporation’s compensation philosophy seeks to align the interests of management with the interests of shareholders and other stakeholders.

MID’s entrepreneurial culture has several key elements. First, MID consistently emphasizes decentralization, which provides management with a high degree of autonomy at all levels of operation and which increases MID’s flexibility. Second, incentive-based compensation (primarily variable profit-based bonuses) represents the majority of each senior officer’s total compensation package. Under this variable compensation “risk and reward” philosophy, senior management has the incentive to emphasize consistent medium-term and long-term profitability in order to provide such individuals with the potential to earn higher compensation than management in comparable positions. In contrast, during a period of downturn, management compensation may be reduced. Third, the grant of stock options with long-term vesting provisions to senior management and the inclusion of minimum share maintenance provisions in their employment agreements is also intended to provide additional incentives to senior management to create shareholder value over the long term through an increase in the Corporation’s share price.

MID’s compensation philosophies enable it to maintain an entrepreneurial environment that encourages management productivity, ingenuity and innovation. MID believes that its competitive financial rewards for Named Executive Officers, which are significantly contingent on the continued profitability of the corporation, position MID for sustained growth, a strong balance sheet and long-term growth in shareholder value.

Comparator Group and Review of Compensation Structure

Historically, the Corporation has had relatively few, if any, direct comparables given that (i) it has both real estate operations (the Real Estate Business) and other operations held through a controlling interest in MEC, a separate public company with its own board of directors and management team and (ii) the Real Estate Business has been conducted as a real estate operating company rather than as a real estate investment trust.

Given that the MEC operations are managed by a separate board of directors and management team, the compensation structure for the Named Executive Officers is based on the financial and operating results of the Real Estate Business (as opposed to the Corporation’s consolidated results). However, given that management has been required to spend a significant amount of time and effort over the past several years working on matters relating to the Corporation’s investment in MEC, the Corporate Governance and Compensation Committee (the “Committee”) also takes this into account when making compensation decisions.

At such time as the Corporation is able to resolve the matters relating to its investment in MEC, the Committee anticipates undertaking a comprehensive review of the Corporation’s compensation structure, which may include implementing a policy that pre-determines how the net pre-tax profits of the Corporation’s real estate business is divided among (i) management incentive compensation, (ii) dividends and other distributions to shareholders and (iii) the promotion of social objectives.

Chairman’s Compensation

Historically, Mr. Stronach has received annual compensation from MID of $200,000 for serving in the role of Chairman of the Board. However, Mr. Stronach has a unique role at MID given that he is the founder of Magna, and therefore the founder of MID given that MID began as a division of Magna. Accordingly, during 2008, the Committee began a process of undertaking a review of what level of compensation was appropriate for the Chairman, both in relation to his current role and any future roles he assumes with the Corporation.

The Committee determined that the Chairman’s compensation should be structured, as is the case for all officers of the Corporation, to reflect the workload, responsibility and requirements of his unique role. Moreover, the Committee determined that the level of compensation should be based on the net pre-tax profits of the Corporation’s real estate business (before profit participation), again consistent with that paid to the other officers of the Corporation and consistent with the Corporation’s compensation philosophy.

As noted above, the Committee anticipates undertaking a comprehensive review of the Corporation’s compensation structure at such time as the Corporation is able to resolve the matters relating to its investment in MEC. This comprehensive review will include the Chairman’s compensation.

Committee’s Process for Arriving at Compensation Decisions

The Committee is provided with information and data from management (primarily the General Counsel) to support its decision-making. The Committee also supplements the information and data provided by management with additional sources to test its objectivity. Management also provides the Committee with perspectives on the performance of the business as well as on individual performance in order to assist the Committee in making its recommendations to the Board. Although management typically participates in the meetings of the Committee, the Committee frequently meets in executive session without management present and also from time to time holds meetings that management does not attend.

When making compensation recommendations for the Named Executive Officers, the Committee considers market data and the financial and operating performance of the Corporation. The Committee also considers the individual’s performance, tenure, experience, commitment to the Corporation, demonstrated leadership, and any retention concerns. The Committee weighs each of these factors and, utilizing its judgment, may place more or less emphasis on any one factor at any given time. In making compensation decisions relating to the Named Executive Officers, the Chairman of the Committee seeks input and perspective from the Chairman of the Board. With respect to decisions relating to all Named Executive Officers other than the CEO, the Chairman of the Committee also seeks input and perspective from the CEO.

The Chairman of the Committee provides regular reports to the Board regarding discussions, actions and recommendations made by the Committee. The Committee and the Board make all decisions with respect to management compensation, including the CEO’s compensation, without management in attendance.

Elements of Compensation

In order to achieve the compensation strategy objectives and to reward the conduct described above, members of executive management receive a remuneration package consisting of a base salary and an annual incentive bonus based on direct profit participation, together with stock options.

Base Salaries

Base salaries for all members of executive management are set at $200,000, which the Committee believes is generally below those for comparable positions within an appropriate comparator group of North American companies, and are not generally increased on an annual basis. Fixed compensation costs are therefore constant in down periods, with financial rewards coming significantly from variable incentive cash compensation.

Annual Incentive Bonus Based on Direct Profit Participation

Each Named Executive Officer, other than the Chairman, is paid an annual bonus based on the net pre-tax profits of the Corporation’s Real Estate Business (before profit participation). The amount of direct profit participation and therefore the amount of compensation “at risk” increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, if there is a down period where profits are reduced, incentive cash compensation will generally be reduced. As a result, senior management has an incentive to emphasize consistent growth in profitability over the medium to long term to ensure stable levels of annual compensation.

Long-Term Incentives

In 2003, on the recommendation of the Committee, the Board implemented an ongoing stock option program involving the possibility of annual grants under the Stock Option Plan (as defined and described below under the heading “Option Based Awards”) to management and other eligible employees as part of their total compensation. The Committee believes that, in addition to the existing mandatory stock maintenance program, such a program will assist in retaining such employees by providing them with an opportunity for capital appreciation and will further align their interests with shareholders. As a result of the implementation of this program, as amended effective June 6, 2007, options may be granted on an annual basis by the Board on the recommendation of the Committee to members of management and eligible employees in respect of each fiscal year based on their individual performance and that of MID during the prior fiscal year.

The Corporation intends that all Named Executive Officers and non-management directors should hold options to acquire Class A Subordinate Voting Shares. However, for a variety of reasons, including securities law trading restrictions, commonly referred to as “black-outs”, the Corporation has frequently been unable to grant options to management or the Board. The Corporation will, subject to the review of the Committee, continue to monitor the situation and anticipates awarding stock options to management and the Board at the appropriate time.

Minimum stock ownership is required of all officers of the Corporation in order to align their interests with those of shareholders and to encourage the enhancement of shareholder value. As described above with respect to stock options, the Corporation has frequently been in a securities trading “black-out” period for much of the last three years and, for this reason, the Corporation is examining ways to revise these requirements to make them more practicable. The Corporation has, from time to time, provided waivers of the minimum stock ownership requirements.

Given that the Corporation has effectively been unable to utilize its stock option program and the stock ownership requirements to provide management with long-term incentives, the Committee anticipates focusing on the long-term incentive component of the Corporation’s compensation structure when it undertakes the comprehensive compensation review described above.

Written Employment Contracts

MID enters into written employment contracts with its executive officers in order to reflect the terms of their employment, including compensation, severance, stock maintenance, confidentiality, non-solicitation and non-competition arrangements. Prior to the renewal and/or material amendment of each such contract, the Committee reviews the executive officer’s compensation in the context of MID’s historical compensation philosophies and policies and such officer’s individual performance and relevant comparators, with the objective of ensuring that such compensation is commensurate with MID’s performance and is significantly “at risk” and incentive-based. As part of its review policy, the Committee may choose to conduct reviews of total compensation with the assistance of external compensation consultants retained by the Committee using compensation for a comparator group of North American companies as well as its own compensation criteria and overall approach to ensure the continued competitiveness of MID’s total compensation and effectiveness in achieving its compensation objectives.

MID entered into an employment contract with Mr. Mills effective August 23, 2004 (as amended effective August 14, 2008). Messrs. Cameron, Smith and Crofts are each currently employed under employment contracts entered into effective September 22, 2006, July 3, 2007 and September 1, 2004 (as amended effective January 1, 2006), respectively.

The Committee annually reviews the CEO’s base salary, incentive bonus and long-term incentives. The CEO’s base salary, incentive bonus and awards under the Stock Option Plan are set on the same basis as other executive officers described above. The 2008 compensation of Mr. Simonetti and Mr. Mills, upon Mr. Simonetti’s resignation, was determined in accordance with the foregoing and approved by the Committee and all other members of the Board on the recommendation of the Committee.

Performance Graph

The following graph compares the total cumulative shareholders’ return (including dividends) until December 31, 2008 for Cdn.$100 invested in Class A Subordinate Voting Shares and Class B Shares on August 20, 2003 (being the date that these shares of the Corporation commenced trading on a “when, as and if issued” basis) with the cumulative return of the S&P/TSX Total Return Composite Index.

Cumulative Total Returns

Value of Cdn.$100 Invested on August 20, 2003

Fiscal Period End	August 20, 2003	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008
MID Class A (Cdn.$)	$100.00	$134.51	$136.40	$154.20	$163.25	$110.61	$37.49
MID Class B (Cdn.$)	$100.00	$142.45	$140.44	$155.28	$161.90	$117.29	$47.81
S&P/TSX Composite (Cdn.$)	$100.00	$110.53	$126.58	$157.29	$184.43	$202.59	$135.71

The total cumulative shareholders’ return from August 20, 2003 to December 31, 2008 for Cdn.$100 invested in the Class A Subordinate Voting Shares was Cdn.$37.49 and in the Class B Shares was Cdn.$47.81, in each case compared to Cdn.$135.71 for the S&P/TSX Total Return Composite Index over the same period.

The negative trend in shareholders’ return for 2008 reflects (i) overall weakness in the automotive markets, which accounts for over 95% of the Corporation’s rental revenues, (ii) overall weakness in the real estate markets, (iii) significant operating losses and continued financial challenges at MEC and (iv) ongoing discussions with the Corporation’s shareholders concerning how the Corporation should be structured, managed and operated. None of these factors to date has had a material impact on the Corporation’s profitability, which has increased over the past several years and resulted in increases in the incentive compensation of the Named Executive Officers based on profit participation.

Option Based Awards

The Corporation originally adopted a stock option plan just prior to the completion of the spin-out transaction on August 29, 2003 whereby the Corporation became a public company. That incentive stock option plan was approved and ratified by the shareholders of the Corporation at the annual meeting of shareholders held on May 11, 2004. At the Corporation’s annual and special meeting held on May 11, 2007, an amended stock option plan (the “Stock Option Plan”) was approved by shareholders and such amendments became effective on June 6, 2007.

Pursuant to the terms of the Stock Option Plan, options may be granted to (i) any employee or officer of the Corporation or its subsidiaries, (ii) any director of the Corporation who is not a full-time employee of the Corporation or its subsidiaries, and (iii) any person or company engaged to provide management, consulting or other services to or for the benefit of the Corporation or its subsidiaries. The Stock Option Plan provides that the price at which Class A Subordinate Voting Shares will be issued pursuant to an option shall not be less than the closing price of such shares on the trading day immediately prior to the date of the grant as quoted on the Toronto Stock Exchange (the “TSX”) (with respect to options denominated in Canadian currency) or on the NYSE (with respect to options denominated in United States currency). Options granted under the Stock Option Plan are not transferable other than by will or according to the laws of descent and distribution, and during the lifetime of a Stock Option Plan participant, options shall be exercisable only by such participant (or his or her guardian or legal representative). The Corporation does not provide any financial assistance to participants in order to facilitate the purchase of Class A Subordinate Voting Shares under the Stock Option Plan. The Corporation intends to comply with all applicable rules and regulations, including those of the TSX, in the event that amendments to the Stock Option Plan are proposed by the Board.

Pursuant to the terms of the Stock Option Plan, the number of Class A Subordinate Voting Shares reserved for issuance to any one person pursuant to options shall not exceed 5% of the total issued and outstanding “participating shares” of the Corporation on a non-diluted basis. “Participating shares” refers to all classes of securities of the Corporation that carry a residual right to participate in the earnings of the Corporation and in its assets upon liquidation or winding-up, but does not include a class of securities that only carries such residual right if converted into or otherwise used to acquire another security. Furthermore, the Stock Option Plan provides that (i) the number of Class A Subordinate Voting Shares reserved for issuance pursuant to options granted to insiders may not exceed 10% of the Corporation’s then outstanding issue, (ii) the number of Class A Subordinate Voting Shares issuable to insiders, within a one-year period, may not exceed 10% of the Corporation’s then outstanding issue and (iii) the number of Class A Subordinate Voting Shares issuable to any one insider and such insider’s associates, within a one-year period, may not exceed 5% of the Corporation’s then outstanding issue.

For a detailed description of the terms of the Stock Option Plan, please refer to Exhibit B to the Corporation’s Management Information Circular/Proxy Statement furnished in connection with the annual and special meeting of shareholders held on May 11, 2007, which exhibit is incorporated by reference herein and available on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com.

As at December 31, 2008, options to purchase 125,000 Class A Subordinate Voting Shares at Cdn.$32.21 per share (four year vesting period with an expiry of September 17, 2017), 155,000 Class A Subordinate Voting Shares at Cdn. $31.85 per share (four year vesting period with an expiry of September 16, 2013), 96,544 Class A Subordinate Voting Shares at Cdn.$35.62 (four year vesting period with an expiry of December 21, 2014), 18,000 Class A Subordinate Voting Shares at Cdn.$39.12 (three year vesting with an expiry of January 31, 2016), and 100,000 Class A Subordinate Voting Shares at Cdn.$41.17 (four year vesting period with an expiry of October 5, 2016) were issued and unexercised under the Stock Option Plan. During fiscal 2008, no options to purchase Class A Subordinate Voting Shares were issued or exercised and 8,000 options were cancelled. At December 31, 2008, the number of Class A Subordinate Voting Shares remaining available for future issuance under the Corporation’s Stock Option Plan, excluding securities issuable upon conversion of outstanding options, was 2,610,000.

Option grants are considered by the Corporate Governance and Compensation Committee and then recommended to the Board. However, as discussed previously, the Corporation has not been in a position to grant options for most of the past 3 years.

SUMMARY COMPENSATION TABLE

The following table lists all significant elements of compensation directly or indirectly awarded to, earned by or paid, or payable by the Corporation or one of its subsidiaries to each Named Executive Officer for the fiscal years ended December 31, 2006, 2007 and 2008. Mr. Stronach is paid $200,000 annually as Chair of the Board. As discussed above, each of the other Named Executive Officers is paid a base salary of $200,000, plus incentive compensation based on the net pre-tax profits of the Corporation’s Real Estate Business during such year, payable quarterly in arrears. From time to time, the Corporation also considers whether to pay the Named Executive Officers additional bonuses, which may include retention bonuses. Unless indicated otherwise, all amounts were paid or are payable in US dollars.

				Share-	Option	Non-Equity Incentive Plan Compensation ($)
				Based	Based	Annual		Long-Term	Pension	All Other	Total
		Salary		Awards	Awards	Incentive		Incentive	Value	Compensation	Compensation
Name and Principal Position (1)	Year	($)		($)	($)(2)	Plans(5)		Plans	($)(3)	($)(4)	($)

Frank Stronach,	2008	200,000	(6)	—	—	—		—	—	—	200,000
Chairman of the Board	2007	200,000	(6)	—	—	—		—	—	—	200,000
	2006	200,000	(6)	—	—	—		—	—	—	200,000

Dennis J. Mills,(7)	2008	260,358	(8)	—	—	418,391		—	—	—	678,749
Vice-Chairman and Chief	2007	279,127		—	—	93,042		—	—	—	372,169
Executive Officer	2006	264,550		—	—	88,183		—	—	—	352,733

Don Cameron,	2008	200,000		—	—	722,462		—	—	—	922,462
Chief Operating Officer	2007	200,000		—	—	602,865		—	—	—	802,865
	2006	51,538	(9)	—	650,000	119,863	(9)	—	—	—	821,401

Richard J. Smith,	2008	200,000		—	—	566,847		—	—	—	766,847
Executive Vice-President and	2007	99,231	(10)	—	275,500	245,787	(10)	—	—	—	620,518
Chief Financial Officer	2006	—		—	—	—		—	—	—	—

Richard J. Crofts,	2008	200,000		—	—	666,847		—	—	—	866,847
Executive Vice-President,	2007	200,000		—	137,750	477,149		—	—	—	814,899
Corporate Development,	2006	200,000		—	—	453,593		—	—	—	653,593
General Counsel and Secretary

John D. Simonetti,(11)	2008	138,462	(12)	—	—	552,939		—	—	1,000,000	1,691,401
former Chief Executive Officer and	2007	200,000		—	275,500	777,581		—	—		1,253,081
Director	2006	200,000		—	—	739,322		—	—		939,322

Notes:

(1)                                  Mr. Stronach commenced his position with the Corporation on August 29, 2003. Mr. Mills commenced his position with the Corporation as Vice-Chairman on August 30, 2004. Mr. Mills was appointed the Interim Chief Executive Officer on August 14, 2008 and was appointed Chief Executive Officer on October 22, 2008. Mr. Simonetti was appointed Chief Executive Officer on August 30, 2004, and his departure was effective August 14, 2008. Mr. Cameron was appointed Chief Operating Officer effective September 28, 2006. Mr. Smith was appointed Executive Vice-President and Chief Financial Officer effective July 3, 2007. Mr. Crofts was appointed Vice-President, Corporate Development, and Assistant General Counsel on September 1, 2004 and Executive Vice-President, Corporate Development, General Counsel and Secretary on September 30, 2004.

(2)                                  In 2006, Mr. Cameron was granted options to acquire 100,000 Class A Subordinate Voting Shares. In 2007, Messrs. Smith, Crofts and Simonetti were granted options to acquire 50,000, 25,000 and 50,000 Class A Subordinate Voting Shares, respectively. The value of option based awards is estimated using the Black-Scholes option pricing model as determined as of the grant date.

(3)                                  None of the Named Executive Officers participate in any defined benefit, defined contribution, actuarial, or any other form of plan provided by MID that provides for payments or benefits at, following, or in connection with retirement.

(4)                                  Perquisites and other personal benefits for each Named Executive Officer did not exceed the lesser of Cdn.$50,000 or 10% of their respective total annual salary for the financial year ending December 31, 2008.

(5)                                  For Messrs. Mills (in his capacity as Chief Executive Officer on a pro rata basis for 2008), Simonetti, Cameron, Smith, and Crofts, the amount included under this column represents their share of the net pre-tax profits of the Real Estate Business before profit sharing. In addition, the amount includes in the case of Messrs. Mills (in his capacity as Chief Executive Officer), Simonetti, Cameron, Smith and Crofts, retention bonuses of $57,065, $75,000, $100,000, $100,000, and $100,000, respectively, paid quarterly in 2008. In the case of Mr. Mills, the 2008 amount also includes a bonus of $60,982 received as part of his compensation for services as Vice-Chairman of MID and the amount shown in each of 2006 and 2007 was a bonus received as part of his compensation for his services as Vice-Chairman of MID. The amounts also include (i) in the case of Mr. Crofts, a special bonus of $100,000 paid in January 2009 in respect of 2008, (ii) in the case of Messrs. Simonetti, Cameron, Smith and Crofts, special bonuses of $150,000, $100,000, $50,000 and $100,000, respectively, paid in January 2008 in respect of 2007 and (iii) in the case of Messrs. Simonetti and Crofts, special bonuses of $150,000 and $100,000, respectively, paid in January 2007 in respect of 2006.

(6)                                  Received as compensation for Mr. Stronach’s services as Chairman of MID.

(7)                                  Mr. Mills was appointed the Interim Chief Executive Officer on August 14, 2008 and was appointed Chief Executive Officer on October 22, 2008. He has been the Vice-Chairman of the Board since August 30, 2004. For 2006, 2007 and part of 2008, Mr. Mills received a salary and bonus as compensation for his services as Vice-Chairman of MID. These amounts have been converted from Canadian dollars to U.S. dollars based on the average month-end foreign exchange rates.

(8)                                  This amount includes $185,743 received as compensation for Mr. Mills’ services as Vice-Chairman of MID prior to his appointment as Interim Chief Executive Officer. On an annualized basis for 2008, Mr. Mills’ base salary as Chief Executive Officer would have been $200,000 and his share of pre-tax profits would have been $778,078.

(9)                                  Mr. Cameron was appointed Chief Operating Officer effective September 28, 2006. On an annualized basis for 2006, Mr. Cameron’s base salary would have been $200,000 and his annual bonus would have been $471,458.

(10)                            Mr. Smith was appointed Executive Vice-President and Chief Financial Officer effective July 3, 2007. On an annualized basis for 2007, Mr. Smith’s base salary would have been $200,000 and his share of pre-tax profits would have been $377,149.

(11)                            Mr. Simonetti’s departure from his position as Chief Executive Officer and as a member of the Board was effective August 14, 2008. MID paid Mr. Simonetti a bonus of $1.0 million concurrent with his departure, and his options vested at such time.

(12)                            On an annualized basis for 2008, Mr. Simonetti’s base salary would have been $200,000 and his annual incentive plan payout would have been $778,078.

INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards

The following table lists all option-based or share-based awards outstanding as of December 31, 2008 that have been made to the Named Executive Officers of MID. All of the Corporation’s options were out-of-the-money at December 31, 2008.

Option-Based Awards(1)						Share-Based Awards
	Number of securities underlying	Option			Value of unexercised	Number of shares or units of shares	Market or payout value of share- based awards that have
	unexercised	exercise	Option	Number of	in-the-money	that have	not
	options	price	expiration	Options	options(2)(3)(4)	not vested	vested
Name	(#)	($)	date	vested	($)	(#)	($)

Frank Stronach,	50,000 MEC	127.50	December 31, 2009	50,000	—	—	—
Chairman of the Board

Dennis J. Mills,	Nil(5)	—	—	—	—	—	—
Vice-Chairman and Chief
Executive Officer

Don Cameron,	100,000	41.17	October 5, 2016	60,000	—	—	—
Chief Operating Officer

Richard J. Smith,	50,000	32.21	September 17, 2017	20,000	—	—	—
Executive Vice-President
and CFO

Richard J. Crofts,	46,544	35.62	December 21, 2014	46,544	—	—	—
Executive Vice-President,	25,000	32.21	September 17, 2017	10,000
Corporate Development,	1,000 MEC	134.00	November 21, 2012	1,000
General Counsel and Secretary

John D. Simonetti,(5)	50,000	31.85	September 16, 2013	50,000	—	—	—
former Chief Executive	50,000	35.62	December 21, 2014	50,000
Officer and Director	50,000	32.21	September 17, 2017	50,000

Notes:

(1)                                  Class A Subordinate Voting Shares are the only securities for which options have been granted under the Corporation’s Stock Option Plan.

(2)                                  The closing prices on December 31, 2008 for Class A Subordinate Voting Shares of the Corporation on the Toronto Stock Exchange (“TSX”) and on the NYSE were Cdn.$9.09 and $7.46, respectively.

(3)                                  The closing prices on December 31, 2008 for shares of Class A Subordinate Voting Stock of MEC on the NASDAQ National Market (“NASDAQ”) and the TSX were $0.70 and Cdn.$0.94, respectively.

(4)                                  At December 31, 2008, none of the MID or MEC options were in-the-money given that, in all cases, the option exercise price exceeded the closing price at that date.

(5)                                  Although Mr. Mills was appointed as Chief Executive Officer in 2008, he has not yet been granted any stock options due to securities law trading restrictions.

(6)                                  All of Mr. Simonetti’s options vested when he departed from his position as Chief Executive Officer effective August 14, 2008.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table lists, with respect to each Named Executive Officer, all option-based or share-based awards that have vested, and all non-equity incentive plan compensation earned, during the fiscal year ended December 31, 2008. As all of the Corporation’s options were out-of-the-money at December 31, 2008, the value is nil for all option holders.

	Option-based awards — Value vested during the year	Share-based awards — Value vested during the year	Non-equity incentive plan compensation — Value earned during the year
Name	($)(1)	($)	($)

Frank Stronach, Chairman of the Board	—	—	—

Dennis J. Mills, Chief Executive Officer and Vice-Chairman	—	—	—

Don Cameron, Chief Operating Officer	Nil	—	—

Richard J. Smith, Executive Vice-President and CFO	Nil	—	—

Richard J. Crofts, Executive Vice-President, Corporate Development, General Counsel and Secretary	Nil	—	—

John D. Simonetti,(2) former Chief Executive Officer and Director	Nil	—	—

Notes:

(1)                                  For Messrs. Cameron, Smith, and Crofts, 20,000, 10,000 and 15,000 options vested, respectively, during the year. Although Mr. Mills was appointed as Chief Executive Officer in 2008, he has not yet been granted any stock options due to securities law trading restrictions.

(2)                                  All of Mr. Simonetti’s options vested when he departed from his position as Chief Executive Officer effective August 14, 2008.

TERMINATION AND CHANGE OF CONTROL BENEFITS

There are no contracts, agreements, plans or arrangements with any of the Named Executive Officers that provide for payments to a Named Executive Officer at, following, or in connection with a change of control of MID, or the voluntary resignation or termination for just cause of any Named Executive Officer. Each Named Executive Officer’s employment contract provides that his employment may be terminated by MID by giving twelve months’ advance written notice of termination or by paying a retiring allowance equal to twelve months’ base salary and profit sharing. Certain of the Named Executive Officers’ obligations under their contracts, including confidentiality, non-competition and non-solicitation, survive the termination of such contracts. As at March 31, 2008, the maximum total such amount potentially payable by MID to the Named Executive Officers pursuant to all outstanding employment contracts is approximately $3.1 million in the aggregate.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

The following table details all compensation provided, directly or indirectly, by the Corporation or one of its subsidiaries to the directors of the Corporation for the fiscal years ended December 31, 2006, 2007 and 2008.

		Fees earned	Share- Based Awards	Option- based awards		Non-equity incentive plan compensation	Pension Value	All other compensation		Total
Name(1)	Year	($)	($)(2)	($)		($)	($)(3)	($)		($)

Senator Rod A. A. Zimmer	2008	47,208	29,255	—		—	—	—		76,463
	2007	—	—	—		—	—	—		—
	2006	—	—	—		—	—	—		—

Barry B. Byrd(4)	2008	65,938	15,856	—		—	—	—		81,794
	2007	40,500	35,694	—		—	—	—		76,194
	2006	44,750	48,438	—		—	—	—		93,188

Franz Deutsch(5)	2008	38,750	35,323	—		—	—	—		74,073
	2007	—	—	—		—	—	—		—
	2006	—	—	—		—	—	—		—

Philip K. Fricke(4)	2008	167,333	8,299	—		—	—	16,000	(6)	191,632
	2007	87,875	39,385	—		—	—	—		127,260
	2006	93,959	68,938	—		—	—	—		162,897

Benjamin Hutzel(7)	2008	10,500	8,996	—		—	—	—		19,496
	2007	—	—	—		—	—	—		—
	2006	—	—	—		—	—	—		—

Manfred Jakszus	2008	102,646	72,608	—		—	—	—		175,254
	2007	36,969	93,118	—		—	—	—		130,087
	2006	41,250	128,702	—		—	—	—		169,952

Heribert Polzl	2008	23,834	11,247	—		—	—	—		35,081
	2007	—	—	—		—	—	—		—
	2006	—	—	—		—	—	—		—

Lorne Weiss(8)	2008	—	—	—		—	—	—		—
	2007	—	—	—		—	—	—		—
	2006	—	—	—		—	—	—		—

Judson D. Whiteside(4)	2008	32,688	41,599	—		—	—	—		74,287
	2007	24,063	60,786	—		—	—	—		84,849
	2006	26,313	82,372	56,700	(9)	—	—	—		165,385

John Barnett(10)	2008	58,333	36,303	—		—	—	—		94,636
	2007	34,688	84,733	—		—	—	—		119,420
	2006	21,979	67,379	56,700	(10)	—	—	—		154,358

Neil Davis(11)	2008	142,667	34,085	—		—	—	—		176,752
	2007	83,375	68,584	—		—	—	—		151,959
	2006	73,625	76,100	56,700	(11)	—	—	—		206,425

Notes:

(1)                                  Mr. Stronach and Mr. Mills are directors of MID as well as Named Executive Officers, and their compensation is disclosed in the Summary Compensation Table in the Executive Compensation section above.

(2)                                  Effective November 3, 2003, the Corporation established the Non-Employee Director Share Based Compensation Plan (the “DSP Plan”), which provides for a deferral of up to 100% of each outside director’s total annual cash remuneration from the Corporation (including Board and committee retainers, meeting attendance fees, work and travel day payments and written resolution fees), at specified levels elected by each director, until such director ceases to be a director of the Corporation for any reason. The amounts deferred are reflected in notional deferred share units whose value reflects the market price of the Corporation’s Class A Subordinate Voting Shares at the time that the particular payment(s) to the director would become payable. The value of a deferred share unit will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares of the Corporation. The DSP Plan also takes into account any dividends paid on the Class A Subordinate Voting Shares. Under the DSP Plan, when a director leaves the Board, he/she receives (within a prescribed period of time) a cash payment equal to the then value of his/her accrued deferred share units, net of withholding taxes. As such, the vesting concept is inapplicable. All directors must receive at least 50% of their annual Board retainer in deferred share units.

In the case of DSUs, the indicated value is calculated by multiplying (a) the closing price of the Class A Subordinate Voting Shares on the NYSE on December 31, 2006 ($35.70), December 31, 2007 ($27.87) and December 31, 2008 ($7.46) by (b) the number of DSUs held on such date. For Mr. Barnett, the 2008 figure is based on the closing price of the Class A Subordinate Voting Shares on the NYSE on the payout date of December 26, 2008 ($7.32).

(3)                                None of the directors of MID participate in any defined benefit, defined contribution, actuarial, or any other form of plan provided by MID that provides for payments or benefits at, following, or in connection with retirement.

(4)                                Not standing for reelection at the Annual Meeting.

(5)                                Mr. Deutsch was appointed as a director effective October 22, 2008.

(6)                                Mr. Fricke serves as consultant to the Corporation on Eastern European business opportunities.

(7)                                Mr. Hutzel was appointed as a director effective October 22, 2008.

(8)                                Mr. Weiss was appointed as a director effective December 5, 2008.

(9)                                On January 31, 2006, Mr. Whiteside was granted options to acquire 10,000 Class A Subordinate Voting Shares in his capacity as a director of the Corporation under the Stock Option Plan. Such options were granted for a term of 10 years ending January 31, 2016, at an exercise price of Cdn.$39.12 and vested as to 40% on the date of grant and another 20% vesting on each of January 31, 2007, 2008 and 2009.

(10)                          In 2006, Mr. Barnett was granted options to acquire 10,000 Class A Subordinated Voting Shares. Mr. Barnett resigned as a director effective September 29, 2008 and all of his options have been cancelled.

(11)                          In 2006, Mr. Davis was granted options to acquire 10,000 Class A Subordinated Voting Shares. Mr. Davis resigned as a director effective October 22, 2008 and all of his options have been cancelled (2,000 in 2008 and the remainder in early 2009).

Effective January 1, 2009, directors who are not officers or employees of the Corporation are paid an annual retainer fee of $50,000, a fee of $2,000 per meeting for attendance at meetings of the Board and its committees, a fee of $2,000 per day for work or travel days and a fee of $250 for written resolutions. The Chairman of the Board receives a $200,000 annual retainer fee. The Lead Director receives an annual retainer fee of $25,000. The Chairman of each of the Special Committee, the Audit Committee and the Corporate Governance and Compensation Committee receives an additional $25,000 annual retainer fee. Non-management board members also receive a $10,000 retainer fee for each committee on which they serve. The Corporation intends to review the form and adequacy of these compensation levels approximately every two years relative to comparator companies in order to ascertain the appropriate level of compensation that reflects the responsibilities, time commitment and risks involved in serving as a Board member.

DIRECTOR INCENTIVE PLAN AWARDS

Outstanding Share-Based Awards and Option-Based Awards to Directors

The following table lists all share-based and option-based awards that are outstanding as of December 31, 2008 which have been made by the Corporation or one of its subsidiaries to the directors of the Corporation. All of the Corporation’s options were out-of-the-money at December 31, 2008.

	Option-Based Awards(1)				Share-Based Awards
Name(2)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options(3)(4)(5) ($)	Number of shares or units of shares that have not vested(6) (#)	Market or payout value of share- based awards that have not vested(6) ($)
Senator Rod A. A. Zimmer	—	—	—	—	3,922	29,255
Barry B. Byrd(7)	10,000	Cdn.$31.85	September 16, 2013	—	8,801	65,657
Franz Deutsch(8)	Nil	—	—	—	4,735	35,323
Philip K. Fricke(9)	10,000	Cdn.$31.85	September 16, 2013	—	7,118	53,100
Benjamin Hutzel(10)	Nil	—	—	—	1,206	8,996
Manfred Jakszus	10,000	Cdn.$31.85	September 16, 2013	—	20,289	151,352
Heribert Polzl	Nil	—	—	—	1,508	11,247
Lorne Weiss(11)	Nil	—	—	—	—	—
Judson D. Whiteside(12)	10,000	Cdn.$39.12	January 31, 2016	—	11,768	87,791
John Barnett(13)	Nil	—	—	—	Nil	Nil
Neil Davis(14)	8,000	Cdn.$39.12	January 31, 2016	—	10,357	77,263

(1)                                Class A Subordinate Voting Shares are the only securities for which options have been granted under the Corporation’s Stock Option Plan. None of Messrs. Deutsch, Hutzel, Polzl or Weiss, nor Senator Zimmer, has been granted stock options due to securities law trading restrictions.

(2)                                Mr. Stronach and Mr. Mills are directors of the Corporation as well as Named Executive Officers, and compensation relating to their capacity as directors is disclosed in the Summary Compensation Table in the Executive Compensation section above.

(3)                                The closing prices on December 31, 2008 for Class A Subordinate Voting Shares of the Corporation on the Toronto Stock Exchange (“TSX”) and on the NYSE were Cdn.$9.09 and $7.46, respectively.

(4)                                The closing prices on December 31, 2008 for shares of Class A Subordinate Voting Stock of MEC on the NASDAQ National Market (“NASDAQ”) and the TSX were $0.70 and Cdn.$0.94, respectively.

(5)                                At December 31, 2008, none of the MID options were in-the-money given that, in all cases, the option exercise price exceeded the closing price at that date.

(6)                                This figure represents or applies to all DSUs held by the director as of December 31, 2008. As noted under “Director Compensation — Director Compensation Table”, under the DSP Plan, when a director leaves the Board, he/she receives (within a prescribed period of time) a cash payment equal to the then value of his/her accrued deferred share units, net of withholding taxes. The vesting concept is inapplicable.

In the case of DSUs, the indicated value is calculated by multiplying (a) the closing price of the Class A Subordinate Voting Shares on the NYSE on December 31, 2008 ($7.46) by (b) the total number of DSUs held.

(7)                                Not standing for reelection at the Annual Meeting. On September 16, 2003, Mr. Byrd was granted options to acquire 10,000 Class A Subordinate Voting Shares in his capacity as a director of the Corporation under the Corporation’s Stock Option Plan. Such options were granted for a term of 10 years ending September 16, 2013, at an exercise price of Cdn.$31.85 and vested as to 20% on the date of grant (September 16, 2003) with another 20% vesting on each of September 16, 2004, 2005, 2006 and 2007. All of Mr. Byrd’s options will be cancelled effective August 7, 2009 (three months from his date of departure). Mr. Byrd’s DSUs will be redeemed on January 1, 2010 at their market value at such time.

(8)                                Mr. Deutsch was appointed as a director effective October 22, 2008.

(9)                                Not standing for reelection at the Annual Meeting. On September 16, 2003, Mr. Fricke was granted options to acquire 10,000 Class A Subordinate Voting Shares in his capacity as a director of the Corporation under the Corporation’s Stock Option Plan. Such options were granted for a term of 10 years ending September 16, 2013, at an exercise price of Cdn.$31.85 and vested as to 20% on the date of grant (September 16, 2003) with another 20% vesting on each of September 16, 2004, 2005, 2006 and 2007. All of Mr. Fricke’s options will be cancelled effective May 7, 2010 (one year from his date of departure). Mr. Fricke’s DSUs will be redeemed on November 7, 2009 at their market value at such time.

(10)                          Mr. Hutzel was appointed as a director effective October 22, 2008.

(11)                          Mr. Weiss was appointed as a director effective December 5, 2008.

(12)                          Not standing for reelection at the Annual Meeting. All of Mr. Whiteside’s options will be cancelled effective May 7, 2010 (one year from his date of departure). Mr. Whiteside’s DSUs will be redeemed on May 22, 2009 at their market value at such time.

(13)                          Mr. Barnett resigned as a director effective September 29, 2008 and all of his options have been cancelled. The redemption date of Mr. Barnett’s DSUs was December 29, 2008.

(14)                          Mr. Davis resigned as a director effective October 22, 2008 and all of his options have been cancelled (2,000 in 2008 and the remainder in early 2009). The redemption date of Mr. Davis’ DSUs is April 22, 2009.

Incentive Plan Awards — Value Vested or Earned During the Year for Directors

The following table lists all option-based or share-based awards that have vested, and all non-equity incentive plan compensation earned, during the fiscal year ended December 31, 2008, for the directors of the Corporation. As all of the Corporation’s options were out-of-the-money at December 31, 2008, the value is nil for all option holders.

Name(1)	Option-based awards — Value vested during the year ($)	Share-based awards — Value vested during the year(2) ($)	Non-equity incentive plan compensation — Value earned during the year ($)
Senator Rod A. A. Zimmer	—	29,255	—
Barry B. Byrd(3)	Nil	15,856	—
Franz Deutsch(4)	—	35,323	—
Philip K. Fricke(5)	Nil	8,299	—
Benjamin Hutzel(6)	—	8,996	—
Manfred Jakszus	Nil	72,608	—
Heribert Polzl	—	11,247	—
Lorne Weiss(7)	—	—	—
Judson D. Whiteside(8)	Nil	41,599	—
John Barnett(9)	Nil	36,997	—
Neil Davis(10)	Nil	34,085	—

(1)                                Mr. Stronach and Mr. Mills are directors of MID as well as Named Executive Officers, and their compensation is disclosed in the Summary Compensation Table in the Executive Compensation section above.

(2)                                This figure represents all DSUs held by the director as of December 31, 2008. As noted under “Director Compensation — Director Compensation Table”, under the DSP Plan, when a director leaves the Board, he/she receives (within a prescribed period of time) a cash payment equal to the then value of his/her accrued deferred share units, net of withholding taxes. The vesting concept is inapplicable.

In the case of DSUs, the indicated value is calculated by multiplying (a) the closing price of the Class A Subordinate Voting Shares on the NYSE on December 31, 2008 ($7.46) by (b) the total number of DSUs held. For Mr. Barnett, the indicated value is based on the closing price of the Class A Subordinate Voting Shares on the NYSE on the payout date of December 26, 2008 ($7.32).

(3)                                Not standing for reelection at the Annual Meeting. All of Mr. Byrd’s options will be cancelled effective August 7, 2009 (three months from his date of departure). Mr. Byrd’s DSUs will be redeemed on January 1, 2010 at their market value at such time.

(4)                                Mr. Deutsch was appointed as a director effective October 22, 2008.

(5)                                Not standing for reelection at the Annual Meeting. All of Mr. Fricke’s options will be cancelled effective May 7, 2010 (one year from his date of departure). Mr. Fricke’s DSUs will be redeemed on November 7, 2009 at their market value at such time.

(6)                                Mr. Hutzel was appointed as a director effective October 22, 2008.

(7)                                Mr. Weiss was appointed as a director effective December 5, 2008.

(8)                                Not standing for reelection at the Annual Meeting. All of Mr. Whiteside’s options will be cancelled effective May 7, 2010 (one year from his date of departure). Mr. Whiteside’s DSUs will be redeemed on May 22, 2009 at their market value at such time.

(9)                                Mr. Barnett resigned as a director effective September 29, 2008 and all of his options have been cancelled.

(10)                          Mr. Davis resigned as a director effective October 22, 2008 and all of his options have been cancelled (2,000 in 2008 and the remainder in early 2009). The redemption date of Mr. Davis’ DSUs is April 22, 2009.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

As at March 31, 2009, none of the directors or executive officers of the Corporation or their respective associates were indebted to the Corporation or its subsidiaries in connection with the purchase of the Corporation’s securities or securities of the Corporation’s subsidiaries, excluding routine indebtedness and indebtedness that has been entirely repaid. There was no indebtedness as at March 31, 2009 to the Corporation and its subsidiaries, excluding routine indebtedness, owing by present or former executive officers, directors or employees of the Corporation and its subsidiaries, nor was any indebtedness of any such person the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding by the Corporation or its affiliates, except for routine indebtedness.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Control of the Corporation and MEC

As of March 31, 2009, the Stronach Trust beneficially owns approximately 66.4% of the Corporation’s outstanding Class B Shares, and as such is able to elect all of the Corporation’s directors. Therefore, the Stronach Trust may be able to cause the Corporation to effect certain corporate transactions without the consent of the Corporation’s other shareholders and to control the amount and the timing of dividends, subject in each case to applicable laws regarding related party transactions and the protection of minority shareholders, the fiduciary duties of the Corporation’s directors to act in the Corporation’s best interests and the Corporation’s internal governance procedures. In addition, the Stronach Trust is able to cause or prevent a change in control of the Corporation. Mr. Frank Stronach, the Corporation’s Chairman and the Chairman of Magna, and three other members of his family are the trustees of the Stronach Trust, and are also members of the class of potential beneficiaries of the Stronach Trust. Accordingly, Mr. Stronach may be deemed to beneficially own the shares owned by the Stronach Trust, although he disclaims beneficial ownership for all purposes other than for U.S. securities law purposes.

Mr. Stronach is the founder, Chairman and Chief Executive Officer of MEC. As of March 31, 2009 the Corporation holds an approximate 54% equity and 96% voting interest in MEC and as such is deemed to control MEC and is able to elect all of MEC’s directors. Therefore, the Corporation is able to cause MEC to effect certain corporate transactions without the consent of MEC’s minority stockholders, subject to applicable law and the fiduciary duties of MEC’s directors and officers. In addition, the Corporation is able to cause or prevent a change in control of MEC. On March 5, 2009, MEC and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies’ Creditors Arrangement Act in Canada. Additional information on MEC’s Chapter 11 filing is contained in the Corporation’s Annual Information Form dated March 31, 2009 (see, in particular, “Company Overview — Magna Entertainment Corp.”).

Magna is controlled by M Unicar Inc. (“M Unicar”), a Canadian holding company whose shareholders consist of the Stronach Trust and certain members of Magna’s management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 66% of the total voting power attaching to all Magna’s shares. The Stronach Trust indirectly owns the shares carrying the substantial majority of the votes of M Unicar.

Virtually all of the Corporation’s real estate business revenue is obtained from Magna and its subsidiaries pursuant to the Corporation’s leases with such entities, including substantially all of the Corporation’s existing leases and certain services agreements. The Corporation expects to enter into additional leases and agreements with Magna and its subsidiaries from time to time in the future, the terms of which will be determined by negotiations at such time and, in the case of material agreements, will be subject to approval by a special committee comprised of independent members of MID’s Board. There can be no assurance that transactions between MID and Magna have been or will be on the same terms as would be negotiated between arm’s length parties. Subject to certain exemptions (which MID has availed itself of in the past and may avail itself of again in the future), rules of applicable Canadian securities regulatory authorities require issuers involved in a “related party transaction” to obtain an independent valuation and the approval of the transaction by a majority of minority shareholders. The Corporation intends to comply with these and any other applicable regulatory requirements.

For further information on related party transactions, please refer to notes 1, 3 and 23 to our consolidated financial statements for the year ended December 31, 2008, which notes are hereby incorporated by reference. Our consolidated financial statements for the year ended December 31, 2008 and the notes thereto are available on SEDAR at www.sedar.com.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation has adopted certain structures and procedures to ensure that effective corporate governance practices are followed and that the Board functions independently of management. The following describes the Corporation’s approach to corporate governance.

Applicable Governance Requirements and Guidelines

The Corporation is subject to a number of legislative and regulatory corporate governance requirements and guidelines, including those of the TSX, the Canadian Securities Administrators, the Ontario Securities Commission, the NYSE and the SEC. In recent years, these legislative and regulatory bodies have proposed and, in many cases, implemented a number of new or modified rules and regulations in the area of corporate governance. These include the new Corporate Governance Listing Standards of the NYSE, the Sarbanes-Oxley Act of 2002, and the replacement of the TSX Guidelines with the guidelines contained in National Policy 58-201.

Since the spin-out of the Corporation as a public company on August 29, 2003, management of the Corporation and the Corporate Governance and Compensation Committee have been engaged in an ongoing review of these initiatives and made various recommendations to the Board. The Board has continually monitored the corporate governance requirements applicable to the Corporation and has implemented the recommendations of the Corporate Governance and Compensation Committee, including the adoption of a Board Charter, an Audit Committee Charter, a Corporate Governance and Compensation Committee Charter, a Corporate Disclosure Policy, a Code of Conduct and Ethics, Director Nomination Guidelines, a Political Contributions Policy and a Board and Committee self-evaluation process. In addition, the Corporation has put in place policies and procedures relating to the pre-approval by the Audit Committee of all audit and permitted non-audit services by the external independent Auditor, the hiring of former employees of the external independent Auditor, the internal reporting by employees and outside third parties of accounting and auditing concerns, and the up-the-ladder reporting by attorneys working for the Corporation of potential wrongdoing by the Corporation or its directors or employees. Many of these policies are posted on the Corporation’s website, www.midevelopments.com. In addition, the Corporation’s website contains information on the Corporation’s compliance with the NYSE corporate governance standards. The Corporate Governance and Compensation Committee, the Corporation’s management and the Board will continue to monitor all corporate governance developments and initiatives with a view to making the necessary and appropriate changes to the Corporation’s corporate governance structures and procedures as required from time to time.

National Policy 58-201 Guidelines

The following is a statement of the Corporation’s existing corporate governance practices with specific reference to the guidelines contained in National Policy 58-201 and the disclosure required by National Instrument 58-101 — Disclosure of Corporate Governance Practices (“National Instrument 58-101”).

Board of Directors

It is the policy of the Corporation that the majority of its Board members be “independent” directors (as defined in National Policy 58-201 and National Instrument 58-101, as well as in the NYSE corporate governance standards applicable to boards of directors), as determined by the Board. The Board has considered the circumstances of each of its current members and has concluded that eight of such members (Messrs. Byrd, Deutsch, Hutzel, Jakszus, Polzl, Weiss, and Whiteside and Senator Zimmer) are “independent” based on the applicable tests. In reaching this conclusion, the Board determined that each such director is free from any direct or indirect material relationship — being a relationship which could reasonably interfere with the director’s independent judgment — with the Corporation. As previously noted, Messrs. Byrd, Fricke and Whiteside are not standing for reelection at the Annual Meeting.

As part of its review of the independence of its members, the Board considered the fact that Mr. Whiteside is a senior partner and the former Chairman and Chief Executive Officer of Miller Thomson LLP, a law firm that periodically provides real estate related legal services to the Corporation and certain of its affiliates, as well as general legal services to our Chairman and certain of his associates, although Mr. Whiteside has not been personally involved in the provision of any such services and the fees have not been material to Miller Thomson LLP. The Board also considered the fact that Mr. Polzl was previously a consultant for MID, although not since late 1999. The Board also considered that Mr. Deutsch is President of the Austrian Canadian Business Club, of which Mr. Stronach is the Honourary President. The Board also considered the fact that Mr. Byrd and his wife have in the past provided real estate related services to Mr. Stronach and his associates, although Mr. Byrd and his wife have only participated in one such transaction in the period following the spin-off of MID from Magna and the fees paid in connection with such transaction were not material to any of the parties involved. Based on the totality of the circumstances, the Board determined that each of Messrs. Whiteside, Polzl, Deutsch and Byrd is free from any interest that could reasonably interfere with his ability to act independently.

The other three current Board members, Messrs. Fricke, Mills and Stronach, are not independent: Mr. Fricke serves as consultant to the Corporation on Eastern European business opportunities; Mr. Mills is the Chief Executive Officer of MID; and Mr. Stronach is the Chairman of the Corporation, the Chairman of Magna, the Chairman and Chief Executive Officer of MEC, and a trustee and potential beneficiary of, and therefore related to, the Corporation’s controlling shareholder, the Stronach Trust.

The following current directors of the Corporation also currently serve on the board of directors of other reporting issuers: Mr. Fricke (Local.com Corporation), Mr. Mills (Zongshen PEM Power Systems Inc.) and Mr. Stronach (Magna and MEC).

The Board is committed to facilitating open and candid discussion among its independent directors. The Board’s charter provides that the independent directors shall have the opportunity to hold sessions without related directors and management present at least quarterly and shall hold sessions without related directors and management present at least annually. It is currently the Board’s practice to schedule and hold a meeting of independent directors in conjunction with each regularly scheduled quarterly meeting of the full Board, with each such meeting chaired by the Lead Director or, in his absence, an independent director chosen by a majority of the independent members in attendance. In 2008, the independent directors held at least five scheduled meetings at which non-independent directors and members of management were not present. In addition, at each Board meeting held in 2008, it was open to the independent members to request an in camera session. Moreover, the Corporation believes that its current Board size facilitates direct and immediate communication among independent directors (and between such directors and the full Board and management) and permits the direct involvement by individual Board members in specific matters where their personal inclination or experience will assist the Board and management in dealing with a specific issue.

As noted above, Mr. Stronach, the Chairman of the Board, is not an independent director. On October 22, 2008, Senator Zimmer, who satisfies the applicable standards of independence, was appointed as the Corporation’s “Lead Director”. Senator Zimmer replaced Mr. Barnett, who resigned from the Board on September 29, 2008. Senator Zimmer was selected as Lead Director by the independent directors of the Board. The Lead Director is responsible for ensuring that the Board functions independently of management. In addition, the responsibilities of the Corporation’s Corporate Governance and Compensation Committee (all of the current members of which are independent) include assisting in ensuring that the Board functions independently of management and representing the Board in discussions with senior management on corporate governance issues.

As noted above, the Board held a total of 29 meetings in 2008. The attendance record of each director is detailed above under “Board of Directors — Election of Directors”.

Persons who wish to communicate concerns relating to the Corporation with the Board (as a whole or, in particular, with the independent directors) should address all related correspondence to the Corporation’s Secretary at the principal executive offices of the Corporation set out in this Circular.

Board Mandate

In general, the Board is responsible for the stewardship of the Corporation and the establishment of the Corporation’s strategic direction. The Board oversees the business and affairs of the Corporation and the day to day conduct of business by executive management, establishes and approves overall corporate policies as required and involves itself jointly with management in ensuring the creation of shareholder value and the preservation and protection of the Corporation’s assets.

The Board operates pursuant to its written charter, as well as the Corporation’s by-laws and applicable law. The full text of the Board Charter is posted on the Corporation’s website, www.midevelopments.com, and is attached as Exhibit A hereto.

The Board acts through regularly scheduled Board meetings, which are held on a quarterly basis, with additional meetings scheduled when required. In addition, a separate strategic planning meeting is held each year and there is continued communication between senior management and Board members between meetings both on an informal basis and through Committee meetings.

Position Descriptions

The Board currently has no formal position descriptions for the Chairman of the Board or the Chairman of each Board committee. However, the Board and each committee have a written charter outlining that body’s mandate and responsibilities. These charters establish the framework within which the Chairman of the Board and the Chairman of each Board committee are to operate and, by specifying the duties of each particular body, provide direction as to the role of the Chairman in ensuring that the Board or committee effectively carries out its functions. In addition, the Board has not developed a formal position description for the CEO or specific written objectives that the CEO is responsible for meeting. However, the Board’s charter provides that the Board shall determine, in consultation with the CEO, the responsibilities of the CEO as well as those goals and objectives that the CEO is responsible for meeting. To this end, there are regular discussions between the Board and the Corporate Governance and Compensation Committee with respect to their expectations of the CEO and their evaluation of the performance of the CEO and senior management in achieving the Corporation’s strategic objectives. The Corporate Governance and Compensation Committee also considers the performance of the CEO in reviewing any changes to the CEO’s employment terms and compensation and generally reviews the performance of all senior managers, including the CEO, during each fiscal year. See “Executive Compensation — Compensation Discussion and Analysis” above.

Orientation and Continuing Education

The Corporation ensures that new Board members are provided with a basic understanding of the Corporation’s business to assist them in contributing effectively to the Board. This is accomplished principally through the provision of an orientation manual as well as the opportunity for each new member to meet with senior management and operational personnel. Following their election or appointment to the Board, Board members routinely engage in discussions with the Corporation’s senior management and are periodically provided with copies of publications on a wide variety of subjects that are of relevance to corporate directors. The Corporation also invites law firms, accountants and other professionals to make informational presentations to the Board and encourages members of its Board to attend educational sessions, with the Corporation paying the cost of such sessions.

Ethical Business Conduct

The Board has adopted a Code of Conduct and Ethics that applies to all employees, including officers and directors. A copy of the Code is posted on the Corporation’s website (www.midevelopments.com) and will be sent free of charge to any person upon request in writing addressed to the Secretary at the Corporation’s principal executive offices set out in this Circular. The Corporate Governance and Compensation Committee is charged with the responsibility of monitoring the operation and effectiveness of the Code and overseeing the investigation of any alleged breach thereof. Waivers of the Code may be granted in limited circumstances to directors and officers by the Corporate Governance and Compensation Committee (or to employees by the General Counsel) and any such waivers granted will be publicly disclosed in accordance with applicable law, rules and regulations.

In order to ensure compliance with the Code, employees of the Corporation who become aware of a violation are encouraged to report such violation (anonymously, if desired) through the Corporation’s procedures for internal reporting of activities of concern. The Corporation has committed that employees will not be penalized, discharged, demoted, suspended or discriminated against for reporting in good faith any violation of the Code. The Board believes that the availability of these “whistleblower” procedures, as well as the relatively small size of the Corporation, facilitate the Corporate Governance and Compensation Committee’s ability to effectively supervise compliance with the Code’s provisions.

The Board has also adopted an Insider Reporting and Trading Policy to establish a standard with respect to the purchase and sale of the Corporation’s securities, with which all officers, directors and employees of the Corporation and its subsidiaries are expected to comply. In addition, the Board has adopted a Corporate Disclosure Policy to ensure that all communications of the Corporation’s information are timely, factual, accurate and in compliance with the applicable regulatory and legal requirements of the various securities commissions and stock exchanges to which the Corporation is subject from time to time.

The Corporation is committed to ensuring that each time the Board acts, each director who casts a vote is free from any material interest in the transaction, as well as any existing or potential material conflict of interest with the Corporation or its subsidiaries, affiliates or controlling shareholder. As noted previously, the Board has created the Special Committee, composed entirely of directors who are independent of the Corporation’s management, MEC, Magna and the controlling shareholder, to review and make recommendations on material related party transactions. When such a related party transaction — and, in fact, when any transaction — is voted on by the Board (a majority of the members of which are independent), the Corporation adheres to the requirements of the Business Corporations Act (Ontario) (the “OBCA”) that a director or officer of the Corporation who (a) is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or (b) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Board or request to have entered in the Board minutes the nature and extent of his or her interest, and, unless the contract or transaction is one with an affiliate, shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve the contract or transaction. For example, in the context of material transactions between the Corporation and MEC (an affiliate of the Corporation), each of Mr. Stronach and, until he ceased to be an MEC director on August 9, 2007, Mr. Mills, declared his relationship with MEC, requested that his interest in the matter be entered into the minutes of the meeting, and abstained from the applicable vote. In this way, the Board ensures that its directors act with a view to the best interests of the Corporation and are not affected by any relationship that could materially interfere with their ability to exercise independent judgment.

Nomination of Directors

While the Corporation has not established a separate nominating committee, the Corporation believes that the nomination of directors can be effectively dealt with by (1) the Board (and, in particular, its non-management directors) due to its relatively small size and (2) the Corporate Governance and Compensation Committee, which is currently comprised entirely of independent directors. The charter of the Board allows the Board to delegate to the Corporate Governance and Compensation Committee the responsibility of considering and making recommendations to the Board with respect to the size of the Board and provides that the Board will rely upon that committee to assist in identifying potential nominees to the Board. The Corporate Governance and Compensation Committee’s charter, in turn, provides that the committee is responsible for making recommendations to the Board with respect to corporate governance of the Corporation as a whole, including with respect to the role, size, composition, competencies, skills and structure of the Board and its committees. In order to assist with the fulfillment of its responsibilities and to facilitate an objective nomination process, the Corporate Governance and Compensation Committee has adopted director nomination guidelines in relation to the identification, consideration, assessment and nomination of candidates for the Board. The guidelines provide that the Committee will:

•                  seek potential Board nominees through a variety of sources;

•                  assess candidates through the use of interviewing and referencing procedures that the Committee believes to be proper and appropriate (subject to the requirement that all potential candidates meet in person or by teleconference with the Chairman of the Committee as part of the evaluation process);

•                  consider those factors that are deemed relevant for assessing potential candidates, including the competencies and skills that the current directors possess and that the Board, as a whole, should possess, and the areas of qualification and expertise that would best enhance the composition of the Board;

•                  be guided by the provisions in the Board’s charter that the Board shall consist of directors who represent a diversity of personal experience and background, particularly among the outside director, and that at a minimum, each director shall have demonstrated the highest personal and professional integrity, significant achievement in his or her field, experience and expertise relevant to the Corporation’s business, a reputation for sound and mature business judgment, the commitment to devote the necessary time and effort in order to conduct his or her duties effectively, and, where required, financial literacy; and

•                  recommend to the full Board for consideration those candidates that it has determined would be valuable additions to the Board.

Compensation

As previously noted, the Corporation has established a Corporate Governance and Compensation Committee, which is currently comprised entirely of independent directors. The Corporate Governance and Compensation Committee’s charter provides that the committee will be responsible for reviewing and making recommendations to the Board with respect to (i) all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the CEO and other senior officers of the Corporation and (ii) incentive compensation and equity based plans generally. For information on the general responsibilities, powers and operation of the Corporate Governance and Compensation Committee, please see the section above entitled “Corporate Governance and Compensation Committee”. In addition, please see the sections above entitled “Executive Compensation — Directors’ Compensation” and “Executive Compensation — Compensation Discussion and Analysis” for information relating to the remuneration of directors and executive officers.

Through their review of all officer appointments, the Board and the Corporate Governance and Compensation Committee are involved in management succession and staffing planning issues. The Corporation’s management reviews management succession and development with the Corporate Governance and Compensation Committee as part of the annual Board planning session and thereafter as required. While the responsibility for direct training has traditionally been left to senior management, the Board satisfies itself that the necessary levels of integrity, skill and experience exist when reviewing and making officer and senior management appointments.

Other Board Committees

In addition to the Audit Committee and the Corporate Governance and Compensation Committee, the Board has established a Special Committee of Independent Directors. All of the members of the Special Committee are “independent” of MID management under the applicable Canadian and United States corporate governance guidelines and standards. The Board has also determined that the Special Committee members are independent of MEC, Magna and the Corporation’s controlling shareholder. The Special Committee is mandated to review and make recommendations on material related party transactions (and policies concerning material related party transactions), including those with Magna and its subsidiaries and those with the Corporation’s subsidiary, MEC. In relation to a specific transaction or project, the Special Committee operates pursuant to an authorizing resolution of the Board that expressly sets out the Committee’s responsibilities. As with all other Board committees, the Special Committee is empowered to engage outside advisors at the Corporation’s expense where reasonably required in the course of its duties, and has from time to time retained outside legal and financial advisors to assist with its responsibilities.

Assessments

The Corporation’s Corporate Governance and Compensation Committee is charged with the responsibility of annually assessing and overseeing the evaluation of the effectiveness of the Board and its committees. In carrying out this function, the Corporate Governance and Compensation Committee receives from directors completed Effectiveness Questionnaires evaluating the Board as a whole and its committees, and considers the answers and comments in the Questionnaires when reporting to the Board on its findings as to the role, size, composition, competencies, skills and structure of the Board and its committees. The Questionnaires, which are distributed at the start of each year, solicit information on Board and committee priorities, responsibilities, operations and effectiveness, as well as on directors’ individual contributions. The Corporate Governance and Compensation Committee views the Questionnaires as an important component of the process it undertakes to assess the performance of individual directors and the overall board and to determine what recommendations, if any, to make to the Board as to suggested improvements to the Board or committee structures or processes.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

During fiscal 2008, the Corporation purchased an insurance policy, that provided, among other coverages, for executive liability of up to $100 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of the Corporation and its subsidiaries, subject to a $1 million deductible for executive indemnification and a $1.5 million deductible for oppressive conduct claims. MEC was included in this coverage up to $65 million, and $35 million in excess of $65 million was provided for MID only. The premium payable in respect of the policy year covering March 31, 2008 to March 31, 2009 for the executive indemnification portion of this insurance policy was $1,470,240, of which MID’s portion was $799,108.

OTHER MATTERS

Management is not aware of any amendments or variations to matters identified in the Notice or of any other matters that are to be presented for action at the Meeting other than those described in the Notice.

Information stated in this Circular is dated as at March 31, 2009 except where otherwise indicated. The contents and the mailing of this Circular have been approved by the Board.

The Corporation is required to file an Annual Information Form with Canadian securities regulatory authorities and an annual report on Form 40-F with the SEC. A copy of the most recent Annual Information Form, this Circular and the Corporation’s Annual Report (containing consolidated financial statements of the Corporation and Management’s Discussion and Analysis of Results of Operations and Financial Condition for the year ended December 31, 2008) are available on the Corporation’s website at www.midevelopments.com and will be sent to any person upon request in writing addressed to the Secretary at the Corporation’s principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. The annual report on Form 40-F for the year ended December 31, 2008 is available at the SEC’s website, www.sec.gov, and will be sent to any person upon such a request in writing.

Additional information relating to the Corporation is available on SEDAR at www.sedar.com and financial information relating to the Corporation is provided in the Corporation’s consolidated financial statements and Management’s Discussion and Analysis of Results of Operation and Financial Condition for the year ended December 31, 2008.

Dennis J. Mills	Richard J. Crofts
Vice-Chairman and Chief Executive Officer	Executive Vice-President, Corporate Development,
General Counsel and Secretary

EXHIBIT A

MI DEVELOPMENTS INC. BOARD CHARTER

Purpose

This Charter has been adopted by the Board of Directors to assist the Board in the exercise of its responsibilities. This Charter, together with the charters of the Board’s committees and various policies, principles, procedures, codes and guidelines adopted by the Board from time to time, collectively comprise the Corporation’s overall corporate governance framework.

Role of the Board and its Responsibilities

1.                                     The Board is responsible for the overall stewardship of the Corporation. To this effect, the Board oversees the Corporation’s business and affairs and the day-to-day conduct of business by executive management, establishes or approves all corporate policies as required and involves itself jointly with executive management in ensuring the long-term creation of shareholder value and the preservation and protection of the Corporation’s assets.

2.                                     In addition to the Board’s legal obligations under the Business Corporations Act (Ontario) and any requirements specified in the Corporation’s by-laws, the Board bears principal responsibility for the following:

(a)                                 Satisfying Itself as to the Integrity of Management:  The Board will take such actions as it deems necessary to satisfy itself as to:

  (i)                             the integrity of the Corporation’s Chief Executive Officer and other members of the Corporation’s senior management (the “Corporate Management”); and

 (ii)                             the creation by the Chief Executive Officer and other members of Corporate Management of a culture of integrity throughout the Corporation.

(b)                                Adoption of a Strategic Planning Process:  In respect of each fiscal year, the Board will:

  (i)                             meet with Corporate Management regarding the strategic planning for the Corporation in which future trends, opportunities and risks over a two to seven-year horizon are jointly identified; and

 (ii)                             consider a strategic plan which addresses such trends, opportunities and risks.

Specific strategies and at least two-year business plans will be presented by Corporate Management for discussion. Capital expenditure projections for the following fiscal year will be reviewed and a budget presented at the meeting for approval. Updates on industry trends, current and proposed developments, major new business, capital expenditures and specific problem areas/action plans will be presented by Corporate Management and discussed as part of a Corporate Management report at each regular quarterly Board meeting.

(c)                                 Identification and Management of Principal Risks:  The Board will identify and review with Corporate Management the principal business risks faced by the Corporation. In doing so, the Board may receive reports of Corporate Management’s assessment of and proposed responses to such risks as they develop. The Board will ensure the implementation of appropriate systems to manage these risks. The Board may delegate one or more Committees of the Board to receive Corporate Management’s assessment and responses and make recommendations and reports to the Board.

(d)                                Succession Planning and Appointment, Training and Monitoring Executive Management: Through its review of all officer appointments, particularly that of the Chief Executive Officer, the Board is involved in management succession and manpower planning. In reviewing and appointing executive officers, the Board will satisfy itself that candidates possess the necessary levels of integrity, skill and experience. The Board has delegated to the Corporate Governance and Compensation Committee the review of succession plans for the Chief Executive Officer and other key members of Corporate Management and has asked such Committee to provide its report and recommendations to the Board.

(e)                                 Communications Policy:  The Board will ensure that the Corporation maintains a program to effectively communicate with its stakeholders, including shareholders, employees and the general public. Such programs include without limitation, the development of the Corporation’s whistleblowing mechanism and the Corporation’s website.

(f)                                   Integrity of Internal Control and Management Information Systems:  The Board will ensure that effective systems are in place to monitor the integrity of the Corporation’s internal control and management information systems. The Board may delegate to the Audit Committee responsibility to review the effectiveness of the systems and to monitor the Corporation’s internal control and management information systems.

(g)                                Approach to Corporate Governance and Governance Guidelines:  The Board will develop the Corporation’s system of and overall approach to corporate governance. The Board may delegate to the Corporate Governance and Compensation Committee responsibility to review and make recommendations to the Board regarding the content and implementation of corporate governance guidelines and other related governance matters and process.

Board Size, Composition and Independence

3.                                     Size:  The Board shall consist of such number of directors within the range set forth in the Corporation’s articles of amalgamation as the Board deems appropriate in order to facilitate effective and efficient decision-making. The Board may delegate to the Corporate Governance and Compensation Committee the responsibility of considering and making recommendations to the Board with respect to the size of the Board.

4.                                     Composition:  The Board shall consist of directors who represent a diversity of personal experience and background, particularly among the outside directors. At a minimum, each director shall have demonstrated the highest personal and professional integrity; significant achievement in his or her field; experience and expertise relevant to the Corporation’s business; a reputation for sound and mature business judgment; the commitment to devote the necessary time and effort in order to conduct his or her duties effectively; and, where required, financial literacy. The Board will rely upon the Corporate Governance and Compensation Committee to assist in identifying potential nominees to the Board.

5.                                     Independence:  A majority of the Corporation’s directors will be individuals who are not officers or employees of the Corporation or any of its affiliates, or individuals who are related to officers or employees of the Corporation. In addition, a majority of the Corporation’s directors will be individuals who have no direct or indirect material relationship with the Corporation and who meet the independence requirements prescribed under applicable Canadian and United States laws, rules, regulations and guidelines. The Board shall annually determine the independence of each director based on such applicable laws, rules, regulations and guidelines.

6.                                     Corporate Governance and Compensation Committee:  The Board has delegated to the Corporate Governance and Compensation Committee duties which include representing the Corporation’s independent and unrelated directors in discussions with executive management on corporate governance issues and other matters, assisting in ensuring that the Board functions independently of management, assisting in identifying potential nominees to the Board, assisting in the development and conduct of the assessment of Board effectiveness and performing such other duties and responsibilities as are delegated by the Board from time to time.

7.                                     Loans to Directors:  The Corporation will not make any personal loans or extensions of credit to directors of the Corporation.

Administration

8.                                     Meetings:  The Board shall meet at least quarterly, with additional meetings scheduled as required. In addition, the Board shall annually participate in a strategic planning and business plan review meeting. Each director has a responsibility to attend and participate in meetings of the Board. The independent and unrelated directors shall have the opportunity to hold sessions without related directors and management present at least quarterly and shall hold sessions without related directors and management present at least annually.

9.                                     Meeting Agendas:  The Corporation’s Chairman and its Chief Executive Officer will establish a preliminary agenda for each Board meeting with the assistance of the Corporation’s Secretary. Any director may request items to be included on the agenda for a meeting.

10.                               Meeting Materials:  The Secretary of the Corporation will use his or her best efforts to distribute meeting materials sufficiently far in advance of Board meetings to permit directors to properly review and consider such materials.

11.                               Decisions Requiring Prior Board Approval:  In addition to those specific matters requiring prior Board approval under applicable laws, rules and regulations, or elsewhere in this Charter, the Board will be responsible for approving the following:

(a)                                  the Corporation’s interim and annual financial statements, provided that the Board may delegate to the Audit Committee the responsibility to review such financial statements and make its recommendations to the Board;

(b)                                 strategic plans, business plans and capital expenditure budgets;

(c)                                  raising of debt or equity capital and other major financial activities;

(d)                                 hiring, compensation and succession for the Chief Executive Officer and other members of Corporate Management;

(e)                                  major organizational restructurings, including spin-offs;

(f)                                    material acquisitions and divestitures; and

(g)                                 major corporate policies.

12.                               Director Orientation and Education:  New directors shall be provided with a basic understanding of the Corporation’s business in order to assist such directors in contributing effectively to the Board. Corporate Management will provide new directors with an orientation manual, the opportunity to meet with Corporate Management and operational personnel and the opportunity to visit the Corporation’s facilities. The Board may undertake or arrange for such continuing director education activities and programs as it deems advisable.

13.                               Self-Evaluation:  The Board has delegated to the Corporate Governance and Compensation Committee the responsibility for assisting in the development and conduct of an annual self-assessment process to assess the effectiveness of the Board as a whole, the committees of the Board and, where appropriate, individual directors.

14.                               Outside Advisors:  The Board and its Committees may retain outside legal and other experts at the expense of the Corporation where reasonably required to assist and advise the Board and its Committees in carrying out their duties and responsibilities.

Board Committees

15.                               Standing Committees:  The Board will have two standing committees: an Audit Committee and a Corporate Governance and Compensation Committee. The purpose, duties and responsibilities of each such committee shall be set forth in a committee charter or authorizing resolution approved by the Board and each standing committee will act within and under the mandate set forth in its charter or authorizing resolution.

16.                               Special Committees:  From time to time, the Board may establish special committees to review and make recommendations on specific matters. Where appropriate, such special committees will be composed entirely of independent and unrelated directors of the Corporation.

Board Compensation

17.                               Board Compensation:  The Board will approve appropriate compensation, benefits and perquisites for the non-employee directors, following a review by and recommendations of the Corporate Governance and Compensation Committee.

Executive Management

18.                               CEO Description:  The Board shall determine in consultation with the Corporation’s Chief Executive Officer, the responsibilities of the Chief Executive Officer as well as those goals and objectives that the Chief Executive Officer is responsible for meeting from time to time.

19.                               CEO Selection:  The Board is responsible for identifying potential candidates for and approving the appointment of the Corporation’s Chief Executive Officer. In identifying potential candidates, the Board will consider a number of factors, including personal and professional integrity, reputation, achievements, business acumen and experience, business judgment, leadership qualities, knowledge and understanding of the Corporation’s business environment.

20.                               Evaluation of Corporate Management:  The Board, in conjunction with the Corporate Governance and Compensation Committee, will annually assess the performance of Corporate Management in general and the Chief Executive Officer in particular on the basis of performance measures and targets, the Chief Executive Officer’s self-assessment report, the goals and objectives referred to in section 18 above, and such other factors as the Board and Corporate Governance and Compensation Committee deem advisable.

21.                               Compensation of Executive Management:  The Board will approve all direct and indirect compensation, benefits and perquisites (cash and non-cash) for Corporate Management, including the Chief Executive Officer, based on the recommendations of the Corporate Governance and Compensation Committee. The Board may delegate to the Corporate Governance and Compensation Committee the responsibility for approving compensation, benefits and prerequisites for Corporate Management, including the Chief Executive Officer.

22.                               Management Benefits and Perquisites:  The Board will approve the Corporation’s policies regarding management benefits and perquisites, based on the recommendations of the Corporate Governance and Compensation Committee.

Stakeholder Feedback

23.                               Persons who wish to communicate concerns relating to the Corporation with the Board (as a whole or, in particular, with the independent directors) should address all related correspondence to the Corporation’s Secretary at the principal executive offices of the Corporation at 455 Magna Drive, Aurora, Ontario, Canada L4G 7A9.

Review and Revision of Charter

24.                               The Board will from time to time review and revise this Charter in such manner as the Board sees fit.